UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF
THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant
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Filed by a Party other than the Registrant
☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-2

QUALYS, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

QUALYS, INC.

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 11:00 a.m. Pacific Daylight Time on Wednesday, June 7, 2023

TO THE HOLDERS OF COMMON STOCK

OF QUALYS, INC.:

The 2023 Annual Meeting of Stockholders of Qualys, Inc., a Delaware corporation, will be held online on Wednesday, June 7, 2023, at 11:00 a.m. Pacific Daylight Time.

Stockholders may participate in the meeting only by logging in at:

www.virtualshareholdermeeting.com/QLYS2023

Stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

The annual meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class II directors to serve until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

3.	To approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of Qualys, Inc. has fixed the close of business on April 10, 2023 as the record date for the meeting. Only stockholders of record of our common stock on April 10, 2023 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about April 20, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement for the 2023 annual meeting and our 2022 annual report to stockholders. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy statement and our annual report can also be accessed directly at www.proxyvote.com. All you have to do is enter the control number located on the Notice or your proxy card.

YOUR VOTE IS IMPORTANT. Whether or not you plan to participate in the annual meeting, we urge you to submit your vote via the Internet, telephone or mail in advance of the meeting. If you plan to participate in the annual meeting, please see the instructions in the accompanying proxy statement.

We appreciate your continued support of Qualys, Inc.

By order of the Board of Directors,

/s/ Sumedh S. Thakar

Sumedh S. Thakar

Director, President and Chief Executive Officer

Foster City, California

April 20, 2023

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, June 7, 2023 at 11:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by the board of directors of Qualys, Inc. (“we,” “Qualys,” or the “Company”) for use at our annual meeting of stockholders (the “Annual Meeting”) to be held on June 7, 2023, at 11:00 a.m. Pacific Daylight Time, and any postponements, adjournments or continuations thereof. The Annual Meeting will be held online at www.virtualshareholdermeeting.com/QLYS2023, where stockholders will be able to listen to the meeting live, vote and submit questions. There will be no physical location for stockholders to attend the meeting.

On or about April 20, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2022 annual report to stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

How can I participate in the Annual Meeting?

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/QLYS2023 and enter your control number as indicated. You can find your control number on your Notice, proxy card (if you received a printed copy of the proxy materials) or the instructions that accompanied your proxy materials. You will be able to log into the virtual meeting platform beginning at 10:45 a.m. Pacific Daylight Time on June 7, 2023. The meeting will begin promptly at 11:00 a.m. Pacific Daylight Time on June 7, 2023. We encourage you to log into the virtual meeting platform and ensure you can hear streaming audio prior to the meeting start time.

The virtual meeting platform is supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting.

If you wish to submit a question during the meeting, log into the virtual meeting platform, type your question into the ‘‘Ask a Question’’ field, and click ‘‘Submit.’’ Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, should be addressed to the appropriate party on the qualys.com website; these questions are not pertinent to meeting matters and, therefore, will not be answered at the Annual Meeting. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

If you encounter any difficulties accessing the meeting, please call the technical support number that will be posted on the virtual meeting platform’s log in page.

Other stockholders and members of the public can also access the Annual Meeting at the URL above without a control number, but without the right to vote or submit a question.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2022 annual report to stockholders, primarily via the Internet. On or about April 20, 2023, we expect to mail to our stockholders the Notice, which contains instructions on how to access our proxy materials on the Internet, vote at the meeting, and request printed copies of the proxy materials. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

What matters am I voting on?

You will be voting on:

•	the election of two Class II directors to hold office until the 2026 annual meeting of stockholders or until their successors are duly elected and qualified;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023;

•	a proposal to approve, on an advisory and non-binding basis, the compensation of our named executive officers as described in this proxy statement; and

•	any other business that may properly come before the meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	FOR each of the nominees named in this proxy statement for election as Class II directors;

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2023; and

•	FOR the compensation of our named executive officers as described in this proxy statement

Who is entitled to vote?

Holders of our common stock as of the close of business on April 10, 2023, the record date, may vote at the Annual Meeting. As of the record date, we had 36,946,261 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date. We do not have cumulative voting rights for the election of directors. A list of stockholders entitled to vote at the Annual Meeting will be made available for the examination of any stockholder for any purpose germane to the meeting for ten days prior to the Annual Meeting by email request to ir@qualys.com. The list will also be available for examination online during the meeting at www.virtualshareholdermeeting.com/QLYS2023.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote your shares live at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares:

•

Via the Internet—Before the Annual Meeting. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 6, 2023. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

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Via the Internet—During the Annual Meeting. You may vote live at the Annual Meeting through the virtual meeting platform by logging into www.virtualshareholdermeeting.com/QLYS2023. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Daylight Time on June 6, 2023. You will need the control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials).

•

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than June 6, 2023, to be voted at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner, you should have received a Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee.

Can I change my vote?

Stockholders of Record. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (only your latest Internet or telephone proxy received by 11:59 p.m. Eastern Daylight Time on June 6, 2023, will be counted);

•

signing and returning a new proxy card with a later date to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 6, 2023;

•	delivering a written revocation to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Blvd., 4th Floor, Foster City, California 94404, to be received no later than June 6, 2023; or

•	participating in the Annual Meeting live via the Internet and voting again.

Beneficial Owners. If you are a beneficial owner, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote or revoking your proxy.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at a meeting of stockholders for action to be taken at the meeting. Under our bylaws, the presence, live or represented by proxy (including any abstentions and “broker non-votes”), of a majority of all issued and outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum at the meeting.

What are “broker non-votes”?

When a broker, bank or other nominee votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” If you are a beneficial owner and do not provide timely voting instructions to your bank, broker or other nominee, that organization will have discretion to vote your shares on our sole “routine” matter—Proposal No. 2 to ratify the appointment of Grant Thornton LLP. The election of directors and the advisory vote to approve executive compensation are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. Therefore, broker non-votes may exist in connection with Proposals No. 1 and No. 3.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast at the meeting, meaning that the individuals who receive the largest number of votes cast “for” their election are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of “withhold” votes or broker non-votes) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•

Proposal No. 2: The ratification of the appointment of Grant Thornton LLP must receive the affirmative vote of a majority of the shares present virtually or by proxy during the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal.

•

Proposal No. 3: The approval, on an advisory and non-binding basis, of the compensation of our named executive officers as described in this proxy statement must receive the affirmative vote of a majority of the shares present virtually or by proxy during the meeting and entitled to vote thereon to be approved. You may vote “for,” “against” or “abstain” on this proposal. Abstentions represent shares present and entitled to vote and thus, will have the same effect as votes “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal because they represent shares that are not entitled to vote on the matter.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Qualys, Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Qualys only send a single copy, of the Notice and, if applicable, the proxy materials, stockholders may contact us as follows:

Qualys, Inc.

Attention: Investor Relations

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

(650) 801-6100

ir@qualys.com

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 22, 2023. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Qualys, Inc.

Attention: Corporate Secretary

919 East Hillsdale Boulevard, 4th Floor

Foster City, California 94404

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement for that meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder who (A) is a stockholder of record at the time of giving the required notice and on the record date for the determination of stockholders entitled to vote at the annual meeting and (B) has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2024 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than 8:00 a.m. Eastern Time on February 8, 2024; and

•	not later than 5:00 p.m. Eastern Time on March 9, 2024.

In the event that we hold our 2024 annual meeting of stockholders more than 25 days before or after the one-year anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Eastern Time on the 120th day before such annual meeting and no later than 5:00 p.m. Eastern Time on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

Stockholders may propose director candidates for consideration by the Nominating and ESG Committee of our board of directors. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate

Secretary of Qualys, Inc. at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section entitled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors” below.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws is available on our website at http://investor.qualys.com. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members, six of whom are “independent” under the Nasdaq Stock Market listing standards. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. Each director’s term continues until the election and qualification of his successor, or his earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Class I Directors (Term Expires at the 2025 Annual Meeting)	Class II Directors (Term Expires at the 2023 Annual Meeting)	Class III Directors (Term Expires at the 2024 Annual Meeting)
Kristi M. Rogers	General Peter Pace	William Berutti

	Wendy M. Pfeiffer	Jeffrey P. Hank

	John Zangardi	Sumedh S. Thakar

The following table sets forth the names, ages as of April 20, 2023, and certain other information for each of the nominees for election as a director, for each of the continuing members of our board of directors, and for our retiring member.

Name	Independent	Director Since	Age	Other Public Co. Boards	Audit & Risk Committee	Compensation & Talent Committee	Nominating & ESG Committee
Nominees for Director

Wendy M. Pfeiffer	✓	2019	57	0

John Zangardi	✓	2020	62	0		CHAIR
Continuing Directors

Kristi M. Rogers	✓	2013	53	0			CHAIR

William Berutti	✓	2021	52	0

Jeffrey P. Hank Chair of the Board	✓	2010	63	0	CHAIR

Sumedh S. Thakar President & CEO		2021	47	0
Retiring Director

General Peter Pace	✓	2009	77	1

Composition of the Board

Our board believes that a balance of director experience, diversity and tenure best enables our board to act as effective stewards for our investors. Accordingly, we strive to maintain a board that includes both longer tenured directors with historical institutional knowledge of our business and the competitive environment as well as newer directors who provide fresh perspectives. Information regarding our directors as of April 20, 2023 is below:

Board Diversity Matrix (as of April 20, 2023)

Given Sandra E. Bergeron’s retirement from the board on January 28, 2023, the Nominating and ESG Committee is striving to nominate an additional female board member, consistent with our board’s prior and ongoing diversity agenda.

Total Number of Directors	7

Gender Identity	Female	Male

Number of Directors based on Gender Identity	2	5

Number of Directors who identify in any categories below:

Asian	—	1

White	2	4

Board Skills and Experience Matrix

The following graphic shows the number of our directors, as of April 20, 2023, who have experience in the areas that our board of directors believes are important to have represented on the board.

Information Concerning Director Nominees

Wendy M. Pfeiffer has served as a director of Qualys since August 2019. Ms. Pfeiffer has served as a director of SADA Systems, a Google reseller and professional services company, since January 2020. Ms. Pfeiffer served as senior vice president and chief information officer of Nutanix, Inc., an enterprise cloud computing company, from January 17, 2017 until March 17, 2023. Previously, Ms. Pfeiffer served as chief information officer and vice president IT of GoPro, Inc., a maker of video and photo capture devices, from July 2015 to January 2017. Ms. Pfeiffer also served as senior director, IT shared services, of Robert Half International, a staffing and recruiting company, from February 2009 to June 2015. Ms. Pfeiffer holds a Bachelor of Science degree in Business Administration, Financial Accounting and Technology, from the University of Phoenix.

We believe that Ms. Pfeiffer possesses specific attributes that qualify her to serve as a member of our board of directors, including her experience serving as chief information officer at technology companies.

John Zangardi has served as a director of Qualys since June 2020. Dr. Zangardi has served as Chief Executive Officer of Redhorse Corporation, a technology services company delivering decision quality data to federal government customers, since December 2021, and as President of Redhorse Corporation since June 2020. From November 2019 to May 2020, Dr. Zangardi served as Senior Vice President of Business Initiatives and Strategic Partnerships for the Civil Group at Leidos, Inc., a science, engineering and information technology company. From November 2017 to November 2019, Dr. Zangardi served as Chief Information Officer of the Department of Homeland Security, a presidentially appointed position, where he was responsible for overseeing IT and its related security and management for the Department. Prior to that, Dr. Zangardi first served as the Principal Deputy Chief Information Officer and later as the Acting Chief Information Officer of the Department of Defense, between October 2016 to November 2017. Dr. Zangardi also served as the Deputy Assistant Secretary of the Navy for Command, Control, Communications, Computers, Intelligence, Information Operations & Space from March 2011 to September 2016. Dr. Zangardi also served additionally as the Department of Navy CIO from 2014 to 2015. A retired Naval Flight Officer, Dr. Zangardi served in a variety of command and staff assignments during his military career. Dr. Zangardi also currently serves on the board of directors of Forcepoint, a privately held software company, and Symetrica, a privately held radiation detection company. Dr. Zangardi holds a Bachelor of Science degree in Business Administration from the University of Scranton, a Master of Science degree in Finance from the Naval Postgraduate School, and a Doctor of Philosophy degree in Public Policy from George Mason University.

We believe that Dr. Zangardi possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as chief information officer for departments of the federal government and his background in the U.S. military and executive experience at technology companies.

Information Concerning Continuing Directors

William Berutti has served as a director of Qualys since November 2021. Mr. Berutti served as Chief Executive Officer of Plex Systems, Inc., a cloud manufacturing software company, from November 2018 to November 2021. From October 2016 to November 2018, Mr. Berutti served as President of multiple operating units within BMC Software, an enterprise software company. Mr. Berutti also currently serves, and has served, on the boards of directors of multiple private companies. Mr. Berutti holds a Bachelor of Science degree in Business from Miami University.

We believe that Mr. Berutti possesses specific attributes that qualify him to serve as a member of our board of directors, including his executive experience at technology companies.

Jeffrey P. Hank has served as a director of Qualys since January 2010, including as Chair of the Board since January 2023. Mr. Hank currently serves as the chairman of the board of directors for First Tech Federal Credit Union. From June 2005 to July 2012, Mr. Hank was the Vice President, Chief Accounting Officer and Corporate Controller of Intuit, Inc., and Mr. Hank served as the Vice President of Finance and Chief Accounting Officer of Intuit from July 2012 until September 2013. From June 2002 until September 2003, Mr. Hank was an audit partner at KPMG LLP. From September 1994 until June 2002, Mr. Hank was an audit partner at Arthur Andersen LLP. Mr. Hank holds a Bachelor of Science degree in Business Administration from the University of California at Berkeley.

We believe that Mr. Hank possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as an executive at a technology company and his background in the accounting industry.

Kristi M. Rogers has served as a director of Qualys since August 2013. Ms. Rogers is currently co-founder and Managing Partner for Principal to Principal. From March 2014 to December 2016, Ms. Rogers served as Managing Director, Chief Executive Officer and member of the board of directors of Aspen Healthcare Services, LLC. From 2012 to 2014, Ms. Rogers also served on the board of directors of Aspen Medical USA. From August 2006 to January 2013, Ms. Rogers served in various positions, including Executive Vice President, President, Chief Executive Officer and Vice Chairman of the Board, at Aegis Defense Services LLC, a provider of security and support services to the U.S. government. Ms. Rogers also currently serves on the board of directors of Business Executives for National Security and is co-chair of the board of directors of Women’s Foreign Policy Group, both non-profit organizations. She serves on the board of directors of NowSecure, a private company providing mobile app security. Ms. Rogers holds a Bachelor of Science degree in Political Science from Michigan State University and a Certificate for Cyber Security Risk Oversight from Carnegie Mellon University, and she graduated from Stanford’s Graduate School of Business Executive Education & Corporate Governance Program.

We believe that Ms. Rogers possesses specific attributes that qualify her to serve as a member of our board of directors, including her executive experience and her expertise in the public service sector.

Sumedh S. Thakar has served as a director of Qualys since February 2021, as our Chief Executive Officer since April 2021 and as our President since October 2019. Mr. Thakar previously served as our interim Chief Executive Officer from February 2021 to April 2021, and as our Chief Product Officer from June 2014 to April 2021. Mr. Thakar joined us in February 2003 and has held various positions with us since that time, including Principal Engineer, Engineering Manager, Director of Engineering, and Vice President, Engineering. Mr. Thakar holds a Bachelor of Computer Science degree from the University of Pune, India.

We believe that Mr. Thakar possesses specific attributes that qualify him to serve as a member of our board of directors, including his experience as our President and Chief Product Officer and his knowledge of our company.

Information Concerning Our Retiring Director

General Peter Pace has served as a director of Qualys since May 2009. From June 1967 until October 2007, Gen. Pace served in the United States Marine Corps, including as Chairman of the Joint Chiefs of Staff. Since October 2007, Gen. Pace has been a principal at Pace Ventures LLC. Gen. Pace currently serves on the board of directors of AAR Corp. Gen. Pace previously served on the board of directors of Rigetti Computing, Inc. from June 2017 until July 2022, the board of directors of Pike Corporation from February 2010 until it was taken private in December 2014, on the board of directors of LaserLock Technologies, Inc. from November 2012 to February 2014, and on the board of directors of Textura Corp. from December 2012 until its acquisition by Oracle in June 2016. From January 2003 to January 2011, Gen. Pace served on the board of directors of Steve Myers and Associates Inc., and from June 2010 to June 2013, Gen. Pace served on the board of directors of Wi2Wi Inc. Gen. Pace also currently serves on the boards of directors of several private companies and previously served on the President’s Intelligence Advisory Board and Secretary of Defense’s Defense Policy Board. Gen. Pace holds a Bachelor of Science degree from the U.S. Naval Academy and a Master of Science degree in Business Administration from The George Washington University.

General Pace will be retiring from our board of directors following the Annual Meeting, and we thank him for his service as a director.

Director Independence

Our board of directors has reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that each of Mr. Berutti, Mr. Hank, Gen. Pace, Ms. Pfeiffer, Ms. Rogers and Dr. Zangardi do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the Listing Rules (the “Nasdaq Listing Rules”) of The Nasdaq Stock Market LLC (“Nasdaq”). In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director.

Independent Chair of the Board

Our board of directors does not have a policy on whether the roles of Chairperson of our board of directors and Chief Executive Officer should be separate. Our board believes it should be free to determine what is best for the Company at a given point in time. Mr. Hank, an independent, non-employee director, has served as Chair of the Board since January 2023. Our board has determined that the separation of the roles of Chair of the Board and Chief Executive Officer is appropriate at this time, as it allows our Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing the Chair to focus on leadership of the board, providing feedback and advice to the Chief Executive Officer, and providing a channel of communication between board members and our Chief Executive Officer. Our board currently does not have a lead independent director because the Chair is an independent director.

Board Meetings and Committees

During the year ended December 31, 2022, our board of directors held 4 meetings (including regularly scheduled and special meetings), our Audit and Risk Committee held 8 meetings, our Compensation and Talent Committee held 4 meetings, and our Nominating and ESG Committee held 5 meetings. Each incumbent director attended at least 75% of the total number of meetings of our board of directors and the committees of which he or she was a member during 2022.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. Mr. Berutti, Mr. Hank, Ms. Pfeiffer, Ms. Rogers, Mr. Thakar and Dr. Zangardi, representing six of our then current eight directors, attended our 2022 annual meeting of stockholders.

Our board of directors has three standing committees: an Audit and Risk Committee, a Compensation and Talent Committee, and a Nominating and ESG Committee. The composition and responsibilities of each of these committees is described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit and Risk Committee

Our Audit and Risk Committee consists of Mr. Hank, Ms. Pfeiffer and Dr. Zangardi, with Mr. Hank serving as Chair. Our board of directors has determined that all members of the Audit and Risk

Committee (i) are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act, and (ii) meet Nasdaq’s financial knowledge and sophistication requirements. In addition, our board of directors has determined that Mr. Hank is an audit committee financial expert within the meaning of the rules and regulations of the SEC. Among other responsibilities, our Audit and Risk Committee:

•	selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent accountants, our interim and year-end operating results;

•	oversees procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•

reviews our policies on risk assessment and risk management pertaining to financial, accounting, insurance coverage, investment, tax, and operational infrastructure, including security, data privacy, reliability, business continuity and capacity matters;

•	reviews related party transactions;

•

obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•

approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our Audit and Risk Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Audit and Risk Committee charter is available on our website at http://investor.qualys.com.

Compensation and Talent Committee

Our Compensation and Talent Committee consists of Mr. Berutti, Gen. Pace, Ms. Rogers and Dr. Zangardi, with Dr. Zangardi serving as Chair. Our board of directors has determined that all members of the Compensation and Talent Committee (i) are independent under the Nasdaq Listing Rules, and (ii) are “non-employee directors”, as defined in Rule 16b-3 promulgated under the Exchange Act. Among other responsibilities, our Compensation and Talent Committee:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans;

•	establishes and reviews general policies relating to compensation and benefits of our employees;

•	reviews our succession planning process for members of our executive management team; and

•	discharges the responsibilities of our board of directors relating to the development and implementation of policies and strategies regarding talent diversity and inclusion.

Our Compensation and Talent Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Compensation and Talent Committee charter is available on our website at http://investor.qualys.com.

Nominating and ESG Committee

Our Nominating and ESG Committee consists of Gen. Pace, Ms. Pfeiffer and Ms. Rogers, with Ms. Rogers serving as Chair. Our board of directors has determined that all members of the Nominating and ESG Committee are independent under the Nasdaq Listing Rules. Among other responsibilities, our Nominating and ESG Committee:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	oversees our corporate governance practices;

•	oversees the annual performance evaluation of our board of directors and of individual directors; and

•	oversees our ESG activities, programs and public disclosure.

Our Nominating and ESG Committee operates under a written charter that was adopted by our board of directors and satisfies the applicable rules of the SEC and the Nasdaq Listing Rules. A copy of the Nominating and ESG Committee charter is available on our website at http://investor.qualys.com.

Compensation Committee Interlocks and Insider Participation

During fiscal 2022, William Berutti, Kristi M. Rogers, General Peter Pace, and John Zangardi served as members of our Compensation and Talent Committee. None of them is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the compensation committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our Compensation and Talent Committee or our board of directors.

Considerations in Evaluating Director Nominees

Our Nominating and ESG Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating and ESG Committee will consider the current size and composition of our board of directors and the needs of our board and its committees. Some of the qualifications that the committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our Nominating and ESG Committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend, and participate in all board and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and ESG Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our

Nominating and ESG Committee will also seek appropriate input from our Chief Executive Officer from time to time in assessing the needs of our board of directors for relevant background, experience, diversity and skills of its members.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors recognizes the benefits of having a diverse board. To that end, our Nominating and ESG Committee considers a broad range of backgrounds, viewpoints, and experiences in making determinations regarding nominations of directors. Our Nominating and ESG Committee also considers these and other factors as it oversees the annual board of director and committee evaluations.

Stockholder Recommendations for Nominations to the Board of Directors

Our Nominating and ESG Committee will consider candidates for director recommended by stockholders so long as such recommendations comply with our certificate of incorporation and bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to our board of directors by complying with the procedures in Section 2.4(ii) of our bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by stockholders. Any nomination should be sent in writing to Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. Notice must be received by us no earlier than 8:00 a.m. Eastern Time on February 8, 2024, and no later than 5:00 p.m. Eastern Time on March 9, 2024. The notice must state the information required by Section 2.4(ii)(b) of our bylaws and otherwise must comply with applicable federal and state law.

Stockholder Communications with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual member of the board may do so by writing to our board of directors or to the particular member of the board, and mailing the correspondence to: Qualys, Inc., Attention: Corporate Secretary, 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404. All such stockholder communications will be forwarded to the appropriate member or members of our board of directors or, if none is specified, to the Chair of the Board.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

Our board of directors has adopted Corporate Governance Guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and

Code of Business Conduct and Ethics is posted on the Governance section of our website at http://investor.qualys.com. We will post amendments to our Code of Business Conduct and Ethics or waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to prudently manage risk in our operations. Management is responsible for the day-to-day management of risks our company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly board meetings, where, among other topics, they discuss strategy and risks facing Qualys.

While our entire board of directors is ultimately responsible for risk oversight, our board committees assist our board in fulfilling its oversight responsibilities in certain areas of risk. Our Audit and Risk Committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management pertaining to financial, accounting, insurance coverage, investment, tax, and operational infrastructure, including security, data privacy, reliability, business continuity and capacity matters. Our Audit and Risk Committee discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management; reviews management’s assessment of the key risks facing us, including the key controls it relies on to mitigate those risks; and monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting and liquidity risk. Our Compensation and Talent Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and ESG Committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and ESG matters. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.

Non-Employee Director Compensation

2022 Director Compensation Table

The following table provides information regarding compensation of our non-employee directors during our fiscal year ended December 31, 2022. Directors who are also our employees receive no additional compensation for their service as a director. During 2022, Sumedh S. Thakar was an employee. Mr. Thakar’s compensation is discussed in the “Executive Compensation” section of this proxy statement. We reimburse our directors for expenses associated with attending meetings of our board of directors and meetings of committees of our board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Sandra E. Bergeron(3)	84,923	205,843(4)	290,766

William Berutti	36,345	205,843(4)	242,188

Jeffrey P. Hank	50,897	205,843(4)	256,740

General Peter Pace	40,524	205,843 (4)	246,367

Wendy M. Pfeiffer	43,435	205,843 (4)	249,278

Kristi M. Rogers	44,293	205,843 (4)	250,136

John Zangardi	51,793	205,843 (4)	257,636

(1)

The dollar amounts reported in this column represent the grant date fair value of restricted stock unit awards granted in 2022. These amounts have been calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The fair value of each restricted stock unit award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023.

(2)	As of December 31, 2022, the aggregate number of shares of our common stock underlying unvested stock awards and outstanding option awards held by each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Unvested Stock Awards	Aggregate Number of Shares Underlying Outstanding Option Awards
Sandra E. Bergeron	1,556	—

William Berutti	3,759	—

Jeffrey P. Hank	1,556	12,000

General Peter Pace	1,556	—

Wendy M. Pfeiffer	1,556	—

Kristi M. Rogers	1,556	—

John Zangardi	2,846	—

(3)	Ms. Bergeron retired from the Board on January 28, 2023.

(4)

On June 8, 2022, each of Ms. Bergeron, Mr. Hank, Gen. Pace, Ms. Pfeiffer, Ms. Rogers, Mr. Berutti and Dr. Zangardi was granted an award of 1,556 restricted stock units, which vest on the earlier of (i) June 8, 2023 or (ii) the day before our 2023 annual meeting of stockholders, subject to the applicable director’s continued service to us.

Upon Ms. Bergeron’s resignation on January 28, 2023, all of her granted awards accelerated and vested.

Non-Employee Director Compensation Program

Our Compensation and Talent Committee is responsible for reviewing and making recommendations with respect to the compensation of our non-employee directors. The committee’s practice is to engage a compensation consultant every year to conduct a full review and benchmarking (using the same peer group used to benchmark executive compensation) of our non-employee directors’ compensation in order to ensure that our directors’ compensation is in line with peer companies competing for director talent. Our current non-employee director compensation program was reviewed and approved in 2022 in connection with input from Compensia, Inc., an independent compensation advisor. To improve the competitiveness of our program compared with our peer group, changes to the Director compensation program were approved in October 2022 and consisted of the following:

•	Increased the Board member cash retainer from $30,000 to $35,000

•	Increased the Audit and Risk Committee member retainer from $8,000 to $10,000

•	Increased the Compensation and Talent Committee Chair retainer from $12,000 to $15,000

•	Increased the Compensation and Talent Committee member retainer from $5,000 to $7,500

•	Increased the Nominating and ESG Committee Chair retainer from $7,500 to $10,000

•	Increase the Nominating and ESG Committee member retainer from $4,000 to $5,000

These changes became effective as of October 27, 2022.

Equity Compensation

Upon joining our board of directors, each newly elected non-employee director will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $420,000 (the “Initial Award”), which may be different from the award’s actual grant date fair value. An Initial Award will vest in three equal annual installments on each of the first three anniversaries of the first day of the month following the month that the director joins the board, subject to continued service to us through each vesting date.

On the date of each annual meeting of stockholders, each non-employee director who has served on our board of directors for at least six months prior to such date will be granted an award of restricted stock units with an intended “value” (based on the average of the closing prices of our common stock for the 30 trading days ending one week before the applicable grant date) of $200,000 (the “Annual Award”), which may be different from the award’s actual grant date fair value. Annual Awards will vest on the earlier of the first anniversary of its grant date or the day before the next annual meeting of stockholders, subject to continued service to us through the applicable vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial Award and each Annual Award will accelerate in full upon a “change in control” (as defined in our 2012 Equity Incentive Plan) of Qualys.

Cash Compensation

Our non-employee director compensation program provides that each year, each non-employee director will receive a cash retainer of $35,000 for serving on our board of directors (the “Annual

Retainer”). In addition to the Annual Retainer, the non-employee Chair of the Board is entitled to an additional cash retainer of $50,000. The chairpersons and members of our board’s three standing committees are entitled to the following cash retainers each year:

Board Committee	Chairperson Retainer	Member Retainer
Audit and Risk Committee	$20,000	$10,000

Compensation and Talent Committee	15,000	7,500

Nominating and ESG Committee	10,000	5,000

Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chair of the committee, and not the additional annual fee as a member of the committee. All retainers in cash are paid in four equal installments on a quarterly basis at the end of the applicable quarter, provided that the individual served as a non-employee director in the applicable capacity during the full quarter. If a director did not serve in the applicable capacity for the full quarter, retainers are pro-rated, unless otherwise approved by the board, which occurred in the first quarter of 2023 with respect to Ms. Bergeron’s retainer.

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits our non-employee directors and executive officers from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers, in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each non-employee director is required to own a number of shares of our common stock with a value equal to at least five times the value of his or her Annual Retainer (not including any additional fees received for committee service, board chair or lead independent director service, or meeting attendance). For 2021, shares of the Company’s common stock (including shares in which the individual holds a beneficial interest) and vested and exercisable “in-the-money” stock options count towards satisfaction of the stock ownership levels. In April 2022, our board of directors approved a change to the guidelines such that only shares of the Company’s common stock (including shares beneficially owned) will count towards satisfaction of the stock ownership levels. Consistent with emerging best practices, vested and exercisable stock options will no longer be counted towards satisfying the guidelines.

Each non-employee director must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming a director. Compliance with these guidelines is measured based on the non-employee director’s Annual Retainer and the closing price of the Company’s common stock, in each case as of December 31 of each year (or the next trading day if December 31 is not a trading day). Unless and until a director has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award. As of December 31, 2022, all of our non-employee directors were in compliance with our stock ownership guidelines or within the grace period for compliance.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our board of directors is currently composed of seven members. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. The term of the Class II directors expires at the Annual Meeting, the term of the Class III directors expires at the 2024 annual meeting, and the term of the Class I director expires at the 2025 annual meeting.

Nominees

Our Nominating and ESG committee has recommended, and our board of directors has approved, Wendy M. Pfeiffer, and John Zangardi as nominees for election as Class II directors at the Annual Meeting. If elected, each of Ms. Pfeiffer and Dr. Zangardi serve as Class II directors until the 2026 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. Each of the nominees currently serves on our board of directors as a Class II director. For information concerning the nominees, please see “Board of Directors and Corporate Governance” above.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Ms. Pfeiffer and Dr. Zangardi, each of whom has consented to being named as a nominee in this proxy statement and to serve as a director, if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute candidate designated by our board of directors, unless the board chooses to reduce its own size. Our board of directors has no reason to believe that any of the nominees will be unable or will decline to serve if elected. If you are a street name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit and Risk Committee has appointed Grant Thornton LLP (“Grant Thornton”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2023. Grant Thornton has audited our financial statements since 2005. At the Annual Meeting, our stockholders are being asked to ratify the appointment of Grant Thornton as our independent registered public accounting firm for our fiscal year ending December 31, 2023.

Our Audit and Risk Committee is submitting the selection of Grant Thornton to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the stockholders do not ratify the appointment of Grant Thornton, our board of directors may reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit and Risk Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of Qualys and its stockholders.

Representatives of Grant Thornton will be present at the Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for services rendered to Qualys by Grant Thornton for the fiscal years ended December 31, 2021 and 2022. During such fiscal years, Grant Thornton did not render any services to Qualys other than professional audit services.

	2021	2022
Audit Fees (1)	$1,419,786	$1,713,492

(1)

Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and audit services provided in connection with other statutory and regulatory filings.

Auditor Independence

In 2022, there were no other professional services provided by Grant Thornton that would have required the Audit and Risk Committee to consider their compatibility with maintaining the independence of Grant Thornton.

Audit and Risk Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with requirements of the SEC and the Public Company Oversight Board, or PCAOB, regarding auditor independence, our Audit and Risk Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, the committee has established a policy for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm submits a detailed description of services expected to be rendered during that year for each of the following categories of services to our Audit and Risk Committee for approval:

•

Audit services. Audit services include work performed for the audit of our financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•

Audit-related services. Audit-related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Our Audit and Risk Committee pre-approves particular services or categories of services on a case-by-case basis. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the committee before the independent registered public accounting firm is engaged. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm are established annually by the committee, and any proposed services exceeding these levels or amounts require specific pre-approval by the committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

APPOINTMENT OF GRANT THORNTON LLP.

PROPOSAL NO. 3

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables stockholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our Compensation and Talent Committee or our board of directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and our Compensation and Talent Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote, and our Compensation and Talent Committee will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

We believe that the information provided in the “Executive Compensation” section of this proxy statement, and in particular the information discussed in the section entitled “Executive Compensation—Compensation Discussion and Analysis—Philosophy and Objectives” beginning on page 33 below, demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables and narrative discussion, and other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

REPORT OF THE AUDIT AND RISK COMMITTEE

Our Audit and Risk Committee is a committee of our board of directors comprised solely of independent directors as required by the Nasdaq Listing Rules and rules of the SEC. Our Audit and Risk Committee operates under a written charter approved by our board of directors, which is available on our website at http://investor.qualys.com. The composition of the committee, the attributes of its members and the responsibilities of the committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The committee reviews and assesses the adequacy of its charter and the committee’s performance on an annual basis.

With respect to the financial reporting process of the Company, the management of the Company is responsible for (1) establishing and maintaining internal controls and (2) preparing the Company’s consolidated financial statements. Grant Thornton LLP (“Grant Thornton”) is responsible for auditing the Company’s financial statements. It is the responsibility of our Audit and Risk Committee to oversee these activities. It is not the responsibility of the committee to prepare or certify our financial statements or guarantee the audits or reports of Grant Thornton. These are the fundamental responsibilities of management and Grant Thornton. In the performance of its oversight function, our Audit and Risk Committee has:

•	reviewed and discussed the audited financial statements with management and Grant Thornton;

•	discussed with Grant Thornton the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding the independent accountant’s communications with our Audit and Risk Committee concerning independence, and has discussed with Grant Thornton its independence.

Based on its review and discussions with management and Grant Thornton, our Audit and Risk Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.

Respectfully submitted by the members of the Audit and Risk Committee of the board of directors:

Jeffrey P. Hank (Chair)

Wendy M. Pfeiffer

John Zangardi

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

Our commitment to solid governance, environmental stewardship and social responsibility is essential to our business strategy and long-term value creation for our stakeholders. We believe that doing the right thing for our people, our stockholders, our communities and our environment further builds the trust and support of our customers, partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents. Our approach to ESG management and disclosure is further informed by the SASB accounting standards (related to the Software and Information Technology Services industry) and the United Nations Sustainable Development Goals (SDGs) relevant to our business activities. We recognize that ESG risks are an important component of overall enterprise risk and therefore identify and manage such risks accordingly.

Qualys’ ESG Pillars

Governance and Responsible Business Practices	Empowering Our Customers	Supporting Our Team and Community	Sustainable Business Operations
We are committed to sound corporate governance and ethical business practices that build value and trust with all stakeholders.	Our goal is to delight our customers through innovative solutions that assist in reducing cyber risk.

We believe every employee makes a difference, and we strive to empower employees in their roles and support their career growth.

We continuously work to strengthen our communities through volunteer efforts and charitable giving.

We are committed to reducing the environmental impact of our operations and to providing more environmentally friendly solutions for our customers through our cloud-based platform.

Governance of ESG

Our board of directors believes that oversight of ESG issues is a key responsibility of the entire board. Each of our board committees works closely with management to oversee ESG across our business operations in the areas aligned with their respective responsibilities. Our Nominating and ESG Committee oversees our ESG activities, programs, and public disclosures. Our Audit and Risk Committee has oversight responsibility of policies on risk assessment and risk management, including security, data privacy, reliability, business continuity and capacity matters. Our Compensation and Talent Committee oversees a range of human capital management practices, including matters relating to talent acquisition, compensation, benefits, training and development, as well as employee diversity and inclusion.

ESG Governance Structure

Governance and Responsible Business Practices

We are committed to maintaining a strong corporate governance program that reflects best practices and continues to evolve as new expectations and opportunities emerge. Notable highlights include:

•

Our board of directors acts in the best interest of our company and our stockholders, and meets or exceeds evolving regulatory, stockholder, business and other requirements. Our board established our Corporate Governance Guidelines that together with board committee charters and our certificate of incorporation and bylaws, constitute the primary structure for governance of our company.

•

Our Code of Business Conduct and Ethics applies to all directors, officers, employees of Qualys and our subsidiaries. Agents and contractors of Qualys are also expected to read, understand and abide by this code.

•

Responsible Sourcing. We are committed to ensuring that no modern slavery or human trafficking is associated with our supply chains or with any part of our business. As part of our efforts, we participate in the following activities: (1) review procurement documentation to ensure it includes a requirement, as necessary, for our suppliers to confirm that they are not involved in modern slavery or human trafficking; (2) work to ensure that new suppliers declare that they are not involved in modern slavery or human trafficking; and (3) review our policies and training efforts to account for the requirements of the Modern Slavery Act of 2015.

Empowering Our Customers

Data Security and Customer Privacy. We strongly believe in encouraging organizations to continually work toward improving their security posture through the vulnerability detection, remediation and response capabilities of the Qualys Cloud Platform. Our cloud platform helps organizations protect their systems and applications from ever-evolving cyber-attacks and helps achieve compliance with internal policies and external regulations. Upholding this commitment to our customers means that we hold ourselves to the highest standards when it comes to our own data security policies and customer privacy programs. We continually work to enhance the security of our systems and provide customers with the strongest protections possible.

For more information on our Qualys Cloud Platform, please see our 2022 annual report on Form 10-K.

Supporting Our Team and Community

Talent Development, Health and Safety. We take a holistic approach to our social strategy, striving to create a culture where talented people want to come to work, develop their careers, become leaders, and make a difference for all our stakeholders and communities. We believe every employee makes a difference, so we empower them in their roles and support them for maximum professional growth. We assist employees in achieving their career goals by helping them improve their skillsets and transition increasingly challenging roles.

For more information on our Human Capital Resources, please see our 2022 annual report on Form 10-K.

Diversity and Inclusion. We are proud to be a leader in the promotion and practice of diversity and inclusion. We take pride in our cultural diversity with offices and employees all over the world. Our objective is to continue to improve our hiring, development, advancement, and retention of diverse talent and to foster an inclusive environment. In addition to having more than 50% of the executive team from underrepresented communities, we are also continuing to improve diversity among our growing workforce, with steady increases in recent years in the percentage of women employed among our global workforce and with over half of our US-based employees from underrepresented communities.

Community Engagement. We value the communities that support our operations and have several company and employee-led initiatives to support the communities in which we operate. In 2022, our efforts were centered on advancing education, gender equality, and the environment. For example, in India, our team donated full scholarships to Computer Science and IT Engineering students at the Vellore Institute of Technology. We also continued to promote the growth of women in STEM by supporting the Lila Poonawalla Foundation.

Sustainable Business Operations

Our Sustainable Solutions. Qualys products, delivered via our multi-tenant cloud platform, enable improved environmental sustainability for our customers. In particular, our cloud-based solutions minimize the number of physical servers our customers have to deploy within their own environments, reducing energy consumption on their end. Qualys Cloud Apps, delivering rich content and dashboards visible on any device, also reduce paper and printing costs for our customers.

Our Eco-Friendly Operations. Our environmental, health and safety systems, processes and tools in place across our footprint enable Qualys to meet or exceed governmental and industry requirements. We strive to consistently improve how we operate our platforms in energy-efficient networks and data centers as well as pursue sustainability initiatives that reduce energy, waste and materials consumption.

Environmental Standards Within Supply Chain. We are committed to advancing supply chain responsibility and strive to enhance transparency and promote greater accountability in our own operations and with our suppliers. Qualys outsources product manufacturing and recycling to suppliers and vendors that follow the highest environmental standards in the industry, such as ISO 14001. We also prohibit our suppliers from profiting from the sale of tantalum, tin, tungsten, and gold (also known as “conflict minerals”) that funds conflict in the Democratic Republic of the Congo (DRC) and adjoining countries, and we require that our suppliers source these minerals from socially responsible suppliers.

No Incorporation by Reference

This proxy statement includes several website addresses or references to additional company reports or resources found on our corporate website. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in those reports or resources, is not part of this proxy statement and is not incorporated by reference in this proxy statement.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 20, 2023. Officers are elected by our board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Sumedh S. Thakar	47	Director, President and Chief Executive Officer
Joo Mi Kim	42	Chief Financial Officer
Bruce K. Posey	71	Chief Legal Officer and Corporate Secretary

Sumedh S. Thakar is also a director of Qualys. Please see the section titled “Board of Directors and Corporate Governance” for his biography.

Joo Mi Kim has served as our Chief Financial Officer since June 2020. Ms. Kim rejoined us from Impact, a partnership automation technology company, where she served as Chief Financial Officer from September 2019 to June 2020. Ms. Kim previously served as Chief Financial Officer of Aera Technology, an enterprise cognitive technology company, from June 2018 to July 2019, and as Vice President, FP&A, Investor Relations and Operations at Qualys from June 2016 to June 2018. From July 2015 to June 2016, Ms. Kim was Senior Director of Finance at Zynga, a social gaming company. From 2014 to 2015, she was Director of Finance at Anaplan, a planning and performance management platform provider, and from 2012 to 2014, she was Vice President, Finance and Corporate Operations at mLab. Earlier in her career, Ms. Kim was an associate at Foros, an investment bank, from 2009 to 2012, and at J.P. Morgan from 2008 to 2009. Ms. Kim began her career as an economic consultant at Ernst & Young from 2003 to 2006. Ms. Kim holds a Bachelor of Arts degree in Economics from the University of Chicago and Master of Business Administration degree from the Wharton School of the University of Pennsylvania.

Bruce K. Posey has served as our Chief Legal Officer since October 2021 and our Corporate Secretary since June 2012. Mr. Posey was previously our Vice President and General Counsel from May 2012 to October 2021. From December 2011 to May 2012, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary of IntelePeer, Inc. From January 2009 to December 2011, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at Openwave Systems, Inc. From July 2002 to January 2009, Mr. Posey served as Senior Vice President, General Counsel and Corporate Secretary at iPass. Mr. Posey holds a Bachelor of Science degree from the University of Oregon and a Juris Doctor degree from the University of Michigan Law School.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the material components of our executive compensation program. The following individuals are collectively referred to in this Compensation Discussion and Analysis and the accompanying compensation tables as the “named executive officers”:

Name	Position
Sumedh S. Thakar	Director, President and Chief Executive Officer (“CEO”)
Joo Mi Kim	Chief Financial Officer
Bruce K. Posey	Chief Legal Officer and Corporate Secretary
Allan Peters (1)	Former Chief Revenue Officer (“CRO”)

(1)	Mr. Peters’ employment with us ended on February 7, 2023 with transition services provided through March 31, 2023.

Overview

Business Highlights

We are a pioneer and leading provider of cloud-based platform delivering information technology (IT), security and compliance solutions that enable organizations to identify security risks to their IT infrastructures, help protect their IT systems and applications from ever-evolving cyber-attacks and achieve compliance with internal policies and external regulations. Our cloud solutions address the growing IT, security and compliance complexities and risks that are amplified by the dissolving boundaries between internal and external IT infrastructures and web environments, the rapid adoption of cloud computing, containers and serverless IT models, and the proliferation of geographically dispersed IT assets.

IT infrastructures are more complex and globally-distributed today than ever before, as organizations of all sizes increasingly rely upon a myriad of interconnected information systems and related IT assets, such as servers, databases, web applications, routers, switches, desktops, laptops, other physical and virtual infrastructure, and numerous external networks and cloud services. The predominant approach to IT security has been to implement multiple disparate security products that can be costly and difficult to deploy, integrate and manage and may not adequately protect organizations. As a result, we believe there is a large and growing opportunity for comprehensive cloud-based IT, security and compliance solutions delivered in a single platform.

We intend to leverage our innovation, extensive expertise and position as a trusted provider of cloud-based IT, security and compliance solutions to continue to grow our revenues and maintain strong profitability. In 2022, we continued our business momentum and improved our financial performance, as set forth in the bullets and graphics below:

•	Revenues increased by 19% to $489.7 million, as compared to $411.2 million in 2021;

•	Net income increased by 52% to $108.0, which represents 22% of our 2022 revenues, as compared to $71.0 million in 2021, which represents 17% of our 2021 revenues;

•

Adjusted EBITDA* (a non-GAAP financial measure) increased by 14% to $218.6 million, which represents 45% of our 2022 revenues, as compared to $191.2 million in 2021, which represents 46% of our 2021 revenues; and

•	EPS increased by 55% to $2.74, as compared to $1.77 in 2021. Non-GAAP EPS* increased by 16% to $3.72, as compared to $3.22 in 2021.

* Appendix A contains a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Consistent with our pay-for-performance philosophy, our non-equity incentive plan pays cash compensation based on achievement of bookings, revenue growth and non-GAAP EPS. The Compensation and Talent Committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best support our annual operating plan and enhance long-term value creation. In 2022, the non-equity incentive plan paid out at approximately 85% of target; we exceeded non-GAAP EPS targets, but achievement on bookings and revenue growth was below the targets.

Good Pay and Governance Practices

We maintain the following good executive pay and corporate governance policies and practices:

What we do
✓ We balance near- and long-term strategic objectives by providing a mix of cash and equity incentives
✓ We cap non-equity incentive awards at 100% of target for all of our named executive officers, except our CRO whose commissions were capped at 200% of target

✓  A substantial portion of our named executive officers’ equity awards is performance-based equity with vesting and release of the PRSU awards capped at 100% of target performance in each of the first two years of the performance period. Cumulative achievement over 100% is vested and released at the end of the third year of the performance period, subject to the continued service by the executive through the date that performance is certified

✓ We audit our incentive plan processes, results, and payments on a regular basis
✓ We hold an annual stockholder advisory vote to approve our named executive officers’ compensation and we engage with stockholders and respond to their feedback on our executive compensation programs
✓ We adopted stock ownership guidelines for our non-employee directors and executive officers
✓ We adopted a clawback policy for our former and current executive officers
✓ We prohibit hedging and pledging of our common stock by all directors, officers, employees and agents (such as consultants and independent contractors) of the Company as well as related parties
✓ Our Compensation and Talent Committee is made up solely of independent directors and makes all executive compensation decisions
✓ We review our Compensation and Talent Committee charter on a regular basis
What we are not doing
× We do not offer material tax gross-ups to any of our named executive officers
× We do not pay dividends on unvested equity awards

× We do not offer special executive retirement plans to our named executive officers or other executives
× We do not guarantee salary increases for our named executive officers

Philosophy and Objectives

Our compensation philosophy is to provide programs that attract and retain the best available personnel for positions of substantial responsibility, provide incentives for such persons to perform to the best of their abilities, and promote the success of our business. The following table identifies the main elements of our executive compensation program and the reason we chose to provide each element:

Element of Compensation	Basis for Providing Element
Base Salary	To provide compensation to our named executive officers for services based on their experience and past performance

Non-Equity Incentive Plan Compensation	To motivate and reward our named executive officers for focusing on our company objectives that drive increased stockholder value

Equity Compensation	To align our named executive officers’ interests with the long-term interests of our stockholders and to promote the retention of our named executive officers

Non-Cash and Non-Equity Benefits	To provide for the safety and wellness of our named executive officers

Change in Control and Severance Payments and Benefits	To promote the retention of our named executive officers and, in the case of change in control benefits, incentivize them to identify and execute economic transactions for the benefit of our stockholders

Overview of Stockholder Engagement Process

Engagement Prior to Annual Meeting	Annual Meeting
Seek feedback on matters for stockholder consideration Publish annual report and proxy statement, highlighting recent Board and Company activities

  Provide environment for direct engagement among Board members, senior management, and stockholders

  Opportunity for stockholders to ask questions about the Company

  Determine voting results for Company and stockholder proposals

Off-Season Engagement and Evaluation of Best Practices	Post Annual Meeting

  Engage with stockholders and other stakeholders to better understand their viewpoints and inform discussions in the boardroom

  Evaluate potential changes to environmental, social, governance and executive compensation practices in light of stockholder feedback and review of practices

  Discuss vote outcomes in light of existing practices, as well as feedback received from stockholders during the proxy season

  Review corporate governance trends, recent regulatory developments and the Company’s own corporate governance documents, policies and procedures

  Determine topics for discussion during off-season stockholder engagement

Stockholder Engagement and Advisory Vote on Executive Compensation

Our Compensation and Talent Committee considers the results of the annual stockholder advisory vote on the compensation of our named executive officers (“Say on Pay”) and stockholder feedback on our executive compensation program as part of its annual executive compensation review. In 2022, our “Say on Pay” proposal received 90% support and we continued to reach out to our stockholders to discuss our compensation programs. Based on this strong stockholder support and the positive feedback we received during our stockholder outreach, our Compensation and Talent Committee determined to maintain the parameters of our existing executive compensation program and policies. However, we continue to incorporate stockholder feedback into our compensation structure.

In addition to our ongoing dialogue with our stockholders on our strategy and value proposition, in 2022 we reached out to 33 of our top stockholders to discuss our executive compensation program and other ESG initiatives. These top 33 stockholders held approximately 69% of our outstanding stock as of December 31, 2022. Seven stockholders, representing approximately 23% of our outstanding stock as of December 31, 2022, accepted our invitation for engagement. These stockholders noted their support for recent changes to our executive compensation program.

Our outreach included 33 of our top stockholders who held 69% of our outstanding stock as of December 31, 2022

% Qualys Stock Ownership

Compensation-Setting Process

Role of the Compensation and Talent Committee

Our Compensation and Talent Committee operates under a written charter adopted by the committee and approved by our board of directors. The charter is available on our website. Each member of our Compensation and Talent Committee qualifies as (i) an “independent director” under the Nasdaq Stock Market requirements, and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

Our Compensation and Talent Committee oversees our overall compensation philosophy, compensation plans, and benefits programs. Our Compensation and Talent Committee is responsible for reviewing, approving, and administering our annual and long-term incentive compensation plans and our employee benefit plans and for administering our equity incentive plans.

To this end, our Compensation and Talent Committee establishes the performance objectives and certifies the performance achievement under our annual and long-term incentive compensation plans and approves the grant of equity awards under our equity incentive plans. Our Compensation and Talent Committee also reviews on a periodic basis the operations of our executive compensation program to determine whether they are properly coordinated and achieving their intended purposes. If our Compensation and Talent Committee determines that any aspect of our executive compensation program yields payments and benefits that are not reasonably related to executive and corporate performance, the committee may take steps to modify the program.

Our Compensation and Talent Committee has authority to engage independent outside consultants and obtain input from our management team, other employees, and external advisers. In 2022, our Compensation and Talent Committee engaged the following third-party compensation consultants to assist us with respect to the compensation of our executive team, including our named executive officers: (i) from the beginning of the year until February, Mercer (US) Inc. (“Mercer”), and (ii) from February until the end of the year, Compensia, Inc. (“Compensia”).

Role of Compensation Consultants

In 2022, Mercer provided a report on regulatory developments, proxy advisory policy changes, and trends in short-term and long-term incentive compensation program design. In 2022, Compensia provided data on the compensation provided to executives in our compensation peer group and the market in general. The compensation peer group was selected on the basis of relevant industry, size, location and comparability of the business. This data was considered by our Compensation and Talent Committee in setting executive compensation in 2022. This process involved Compensia analyzing, reviewing and making recommendations to our Compensation and Talent Committee regarding (i) the compensation peer group and (ii) various elements of our executive compensation program based on a comparison of the base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity awards) we provide to our named executive officers against that provided by our compensation peer group to similarly situated executives. Compensia also provided data on market practices relating to stock ownership guidelines for executives and non-employee directors and data on our compensation peer group’s non-employee director compensation, short-term and long-term incentive compensation program design, and equity utilization, as well as reports on executive compensation trends and regulatory developments.

In 2022, Mercer and Compensia did not provide any services to us or receive any payments from us, except in their capacity as consultants to our Compensation and Talent Committee. Based on the consideration of the various factors as set forth in the rules of the SEC and the Nasdaq Stock Market, our Compensation and Talent Committee believes that its relationship with Mercer and Compensia and their work on behalf of the committee has not raised any conflicts of interest.

Role of Management

During 2022, Ms. Kim, Mr. Posey, and Rima Touma Bruno, our Chief Human Resources Officer, typically attended our Compensation and Talent Committee’s meetings. Our Compensation and Talent Committee may invite to its meetings any other person that it deems appropriate. No named executive officer attends the portions of a meeting during which decisions regarding his or her compensation are made.

Peer Companies

On an annual basis, our Compensation and Talent Committee approves a list of peer companies for the committee to use in conducting a competitive market analysis of executive officer compensation. To represent the market in which we compete for talent, we consider four primary company selection characteristics in determining the peer group each year:

1.	Size: Similarly-sized publicly-traded companies in terms of annual revenues and market capitalization.

2.	Industry: Application Software or Systems Software GICS sub-industry.

3.	Growth: Companies with strong revenue growth and high market capitalization to revenue ratios.

4.	Location: Primarily companies in Northern California.

In April 2022, with the assistance of Compensia, our Compensation and Talent Committee reviewed our compensation peer group based on our peer group selection criteria. This resulted in adding nine new companies to the peer group and removing four companies from the peer group (two of which were no longer public). The following is a list of the public companies that our Compensation and Talent Committee used to set cash and equity compensation beginning in 2022:

Compensation Peer Group
AppFolio, Inc.	HashiCorp, Inc.	SentinelOne, Inc.
Coupa Software Incorporated	HubSpot, Inc.	Splunk Inc.
CrowdStrike Holdings, Inc.	New Relic	Sumo Logic, Inc.
Elastic N.V.	PagerDuty, Inc.	Tenable Holdings, Inc.
Five9, Inc.	Palo Alto Networks, Inc.	Varonis Systems, Inc.
ForgeRock, Inc.	Rapid7, Inc.	Zendesk, Inc.
Guidewire Software, Inc.	SecureWorks Corp.

Use of Peer Data

Our Compensation and Talent Committee uses the compensation peer group and market data provided by Compensia (including custom cuts of survey data from Radford) to obtain a general understanding of compensation practices within our compensation peer group and the market in general. In setting the various elements of compensation for the named executive officers, our Compensation and Talent Committee reviewed base salary, target total cash compensation (i.e., base salary plus non-equity incentive plan compensation), annual long-term incentive values, and target total direct compensation (i.e., target total cash compensation plus equity incentives). We believe that considering these measures was important because it allows us to provide compensation that, as a complete package, is appropriate for each named executive officer.

Pay Mix

As shown in the charts below, a significant portion of the target total direct compensation for the named executive officers is performance-based compensation (50% for the CEO, Mr. Thakar, and 31% for our other named executive officers). For the chart showing the target total direct compensation of the named executive officers other than Mr. Thakar, each figure was separately calculated for each named executive officer, and the percentages shown in the chart represent the average of the figures for the three named executive officers.

CEO 2022 TARGET COMPENSATION STRUCTURE	OTHER NEOs AVERAGE 2022 TARGET COMPENSATION STRUCTURE

Executive Compensation Program Components

The following sections describe each component of our executive compensation program, provide the rationale for each component, and explain how the compensation amounts and awards were determined for 2022.

Base Salary

Base salary is the primary fixed component of our named executive officers’ compensation. We use base salary to compensate our named executive officers for services rendered during the fiscal year and to ensure that we remain competitive in attracting and retaining executive talent. A named executive officer’s base salary at hire is determined through arm’s-length negotiation. Our Compensation and Talent Committee typically reviews and considers adjustments to our named executive officers’ base salaries on an annual basis. When doing so, our Compensation and Talent Committee considers factors such as the named executive officer’s experience, skills, knowledge, responsibilities, and performance and the prevailing market conditions.

Our Compensation and Talent Committee reviewed our executive compensation program, including base salary for our named executive officers. The committee evaluated the peer group compensation data provided by Compensia and determined, based on its judgment, that no adjustments to the base salaries of our named executive officers should be made. Each named executive officer’s base salary during 2022 is listed in the table below.

Named Executive Officer	Base Salary at Start of 2022	Base Salary at End of 2022
Sumedh S. Thakar	$550,000	$550,000
Joo Mi Kim	410,000	410,000
Bruce K. Posey	360,000	360,000
Allan Peters	325,000	325,000

The total base salaries paid to our named executive officers during 2022 are set forth in the section entitled “2022 Summary Compensation Table” below.

Non-Equity Incentive Plan Compensation

2022 Corporate Bonus Plan

To motivate and reward our named executive officers to achieve our annual financial and operational objectives and our long-term strategic and growth goals, we provide cash incentive compensation to them based on meeting one or more corporate performance objectives. The objectives change from year to year as we grow and market conditions evolve and different priorities are established, but our Compensation and Talent Committee selects challenging goals that are achievable only by strong performance.

Except for Mr. Peters (who participated in our Sales Incentive Compensation Plan described below, in light of his position as our Chief Revenue Officer), our named executive officers participated in our 2022 Corporate Bonus Plan, which provided them with an opportunity to receive formula-based incentive amounts on a quarterly basis. Our Compensation and Talent Committee decided this was the most appropriate measure of time to determine achievement of short-term goals because it aligns with the time periods for which we give external guidance. These named executive officers’ target bonus opportunities under the 2022 Corporate Bonus Plan are expressed as a percentage of each named executive officer’s base salary as of the last day of the applicable quarter. For 2022, each named executive officer’s percentage remained unchanged from 2021.

The target bonus opportunity of each named executive officer that participated in the 2022 Corporate Bonus Plan is listed in the table below and represents the maximum amount that the named executive officer can receive under the 2022 Corporate Bonus Plan.

Named Executive Officer	Target (and Maximum) Bonus for 2022
Sumedh S. Thakar	100%
Joo Mi Kim	50%
Bruce K. Posey	50%

For 2022, the performance metrics used to determine bonuses continued to be (i) growth in our bookings for the applicable quarter over the same quarter of the prior year, (ii) growth in revenues from the same quarter in 2021 and (iii) non-GAAP earnings per diluted share, with all three metrics weighted equally. Our Compensation and Talent Committee selected these three metrics, which measure sales growth and profitability, as the corporate performance metrics that best supported our annual operating plan and enhance long-term value creation.

These three metrics were calculated as follows:

•

Bookings was calculated as the sum of subscribed revenues for all new, renewal and upsell subscriptions contracted by customers and channel partners in each quarter. The subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The bookings growth measure is an internal measure and is a non-GAAP financial measure.

•	Revenues was determined in accordance with GAAP and set forth in our quarterly and annual financial statements.

•

Non-GAAP earnings per diluted share measure was calculated as GAAP net income adjusted for (i) stock-based compensation expense, (ii) amortization of acquired technology, (iii) non-recurring charges such as acquisition related expenses, (iv) bonus expense recorded during the period and (v) the related income tax effects of these adjustments, divided by weighted average shares (diluted) for the applicable quarter. The repurchase of shares under our share repurchase program was considered when calculating non-GAAP earnings per diluted share to avoid any unintended increase in the amount of actual awards under our 2022 Cash Bonus Plan. Appendix A contains a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP measure.

For each of the three metrics, performance may be adjusted to remove the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs. These exclusions are intended so that performance can be evaluated on organic foreseeable results rather than extraordinary transactions outside the scope of the Compensation and Talent Committee’s forecasts. The Compensation and Talent Committee made no adjustments to these metrics in 2022.

The target award amounts for our named executive officers (other than Mr. Peters) in each quarter of 2022 were as follows:

2022 Corporate Bonus Plan Target Awards

Named Executive Officer	Q1 Target	Q2 Target	Q3 Target	Q4 Target	Total Target
Sumedh S. Thakar	$137,500	$137,500	$137,500	$137,500	$550,000
Joo Mi Kim	51,250	51,250	51,250	51,250	205,000
Bruce K. Posey	45,000	45,000	45,000	45,000	180,000

Each named executive officer’s bonus is paid as a percentage of his or her target incentive amount based on the weighted average of the payout percentages for each applicable measure. To be eligible for a quarterly bonus payment under our 2022 Corporate Bonus Plan, an individual must be employed as of the last day of the quarter.

For each of the three equally-weighted measures, the payout percentage was capped at target (100%). Our Compensation and Talent Committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. Payout could be zero if performance is below minimum levels for all three measures.

The following table shows the level of achievement of each quarterly performance target under our 2022 Corporate Bonus Plan and the corresponding payout for each of these quarterly performance targets:

	Q1			Q2			Q3			Q4
	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout	Target	Actual	Payout
Bookings Growth	19.8%	*	90%	14.8%	*	100%	22.5%	*	51%	17.9%	*	0%
Rev Growth	17.3%	17.2%	94%	20.1%	20.3%	100%	20.4%	19.7%	94%	20.7%	19.1%	91%
Non-GAAP EPS	$0.84	$0.89	100%	$0.69	$0.89	100%	$0.73	$0.94	100%	$0.74	$1.01	100%
Weighted Payout			95%			100%			82%			64%

*

With respect to actual bookings growth rate, as noted above, this is an internal measure that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us.

Based on the achievement against the applicable performance measures discussed above, the quarterly and aggregate actual amounts awarded to our named executive officers (other than Mr. Peters) for 2022 were as follows:

2022 Corporate Bonus Plan—Actual Award Amount

Named Executive Officer	Q1 Award Amount	Q2 Award Amount	Q3 Award Amount	Q4 Award Amount	Total Amount
Sumedh S. Thakar	$130,139	$137,500	$112,354	$87,577	$467,570
Joo Mi Kim	48,506	51,250	41,878	32,642	174,276
Bruce K. Posey	42,591	45,000	36,770	28,662	153,023

Sales Incentive Compensation Plan

Since Mr. Peters’ responsibilities are based primarily on his ability to drive sales, his non-equity incentive plan compensation opportunity was provided under our Sales Incentive Compensation Plan instead of our 2022 Corporate Bonus Plan. Mr. Peters had a target sales incentive compensation opportunity under our Sales Incentive Compensation Plan equal to 100% of his base salary.

As a participant in our Sales Incentive Compensation Plan, Mr. Peters had the opportunity to receive quarterly payments based on the year-over-year growth in our year-to-date new bookings (which was weighted 60%) and upsell bookings (which was weighted 40%). Our Compensation and Talent Committee decided that these two metrics and this weighting best supported our short-term sales goals given our focus on new customer acquisition.

The two bookings metrics under our Sales Incentive Compensation Plan were calculated as follows:

•

New bookings was calculated as the sum of subscribed revenues for all subscriptions contracted (in the quarter) by customers that either had never previously purchased a Qualys product, license, or service or had neither been under contract nor purchased or received any Qualys product, license, or service for 12 months.

•

Upsell bookings was calculated as the sum of (i) the subscribed revenues added (in the quarter) before the term of existing contracts and (ii) the incremental subscribed revenues exceeding the subscribed revenues of the original contracts that were being renewed in the quarter (i.e., the total subscribed revenues minus the subscribed revenues that result from the customers’ renewed or extended commitments to pay subscription fees for Qualys’ services that were provided to the customers under their prior or existing contracts).

For each metric, the subscribed revenues were based on the amount of subscription contracted if the term is one year or less and were capped at one year’s worth of subscribed revenues if the subscription term exceeds one year. The measures were internal measures and are non-GAAP financial measures.

Mr. Peters’ sales incentive compensation as of the end of each quarter of 2022 was calculated as a percentage of his target sales incentive compensation amount based on the weighted average of the payout percentages for each applicable measure. For each of the two measures, the payout percentage was capped at 200% of target. Our Compensation and Talent Committee believed that achieving the top end of the targets would be sufficiently challenging and incentivize top-end performance. The amount of sales incentive compensation could be zero if performance is below minimum levels for both measures.

Based on the achievement against the applicable performance measures under our Sales Incentive Compensation Plan for 2022, the amount of Mr. Peters’ sales incentive compensation calculated as of the end of each quarter of 2022 was (i) $17,680 for the year-to-date Q1 (payout of 22%), (ii) $57,883 for the year-to-date Q2 (payout of 36%), (iii) $20,573 for the year-to-date Q3 (payout of 8%), and (iv) $0 for the full year 2022 due to achievement below minimum levels for both measures. Hence, Mr. Peters did not receive commissions payments for the full year 2022.

With respect to the actual new bookings and upsell bookings growth rates, as noted above, these are internal measures that we do not disclose for several reasons, including our belief that disclosure would result in competitive harm to the Company. If the results were disclosed, we believe the information would provide competitors with insights into our operations and sales compensation programs that would be harmful to us.

Equity Compensation

We use equity awards to incentivize and reward strong long-term corporate performance and to align the interests of our named executive officers with those of our stockholders. Continuing the practice we introduced in 2021 based on feedback from our stockholders, the equity awards we granted to all of our named executive officers in 2022 were a mix of time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”). RSUs serve to retain our named executive officers over the long-term and align with our objective of long-term stockholder value creation. PRSUs drive long-term stockholder value creation and more strongly aligns our named executive officers’ interests with the interests of the Company and its stockholders. The PRSUs will provide significant value to our named executive officers only if the Company achieves specific operational goals since the PRSUs will vest only if these goals are achieved.

Each year, we evaluate granting equity awards to our named executive officers to provide additional incentive to continue providing services to us. When determining the size of these equity awards, we generally do not apply a fixed formula. Instead, we aim to maximize long-term stockholder value by granting an amount of equity that properly rewards the named executive officer for his or her contribution to the growth in such value. We consider factors such as:

•	the named executive officer’s performance, contributions, responsibilities, and experience;

•	the equity held by the named executive officer (including the economic value of his or her unvested equity awards and the ability of this equity to satisfy our retention objectives);

•	a compensation analysis performed by our human resources department and/or our independent compensation consultant;

•	compensation peer group and market data provided by our independent compensation consultant;

•	the equity award recommendations of management (except with respect to their own equity awards); and

•	internal equity considerations.

We also periodically grant equity awards to new executive hires or in connection with a promotion and to recognize corporate and individual performance. The size of equity awards granted to our named executive officers in connection with their hire is determined through arm’s-length negotiation. We consider factors such as the named executive officer’s prospective role and responsibilities, the cash compensation the named executive officer is expected to receive, the potential incentive and retention value of the award, and the prevailing market conditions.

The equity awards granted to our named executive officers in 2022 are set forth in the sections entitled “2022 Summary Compensation Table” and “Grants of Plan-Based Awards in 2022 Table” below.

Annual Equity Grants

The annual equity grants to our named executive officers for 2022 consisted of a mix of RSUs and PRSUs. Our board of directors approved these annual equity grants to our named executive officers in October 2022.

The RSUs granted to our named executive officers vest over four years and serve to retain our named executive officers over a long-term period and align with our objective of long-term stockholder value creation. The vesting of the RSUs is subject to the applicable named executive officer’s continued service with us as of each vesting date.

Each named executive officer’s PRSUs are divided into three tranches with one-year performance periods covering the calendar years 2023, 2024, and 2025, respectively. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period. These two metrics were calculated as follows:

•	Revenues was determined in accordance with GAAP in effect on the date of grant, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

•

Adjusted EBITDA margin was calculated as (i) net income (loss) for the performance period before (A) other (income) expense, net, which includes interest income, interest expense and other income and expense, (B) provision for (benefit from) income taxes, (C) depreciation and amortization of property and equipment, (D) amortization of intangible assets, and (E) stock-based compensation, divided by (ii) revenues for the performance period, subject to adjustments to exclude the effects of acquisitions and/or dispositions during the performance period.

The revenue growth and adjusted EBITDA margin targets for the second and third tranches will be based on the Company’s annual operating plan for the applicable year, which will be determined by our board of directors before or shortly after the beginning of the applicable year.

Any PRSUs that become eligible to vest will be scheduled to vest according to the following schedule, subject to the applicable named executive officer’s continued service through the applicable vesting date:

•

For the first and second tranches, up to 100% of the target number of PRSUs allocated to the tranche will vest on the date that performance is certified for that tranche, and any remaining PRSUs that became eligible to vest (“Overperformance Amount”) will vest on the date that performance is certified for the third tranche.

•	For the third tranche, all of the PRSUs that became eligible to vest will vest on the date that performance is certified for that tranche.

In designing the vesting structure of these PRSUs, our Compensation and Talent Committee sought to balance the short-term and long-term incentive and retention aspects of the PRSUs, by allowing the named executive officers to vest in up to the target number of PRSUs each year but requiring continued service for approximately 3 years in order to vest in any excess number of PRSUs that are earned based on over-achievement of the performance goals.

In addition, the vesting of these RSUs and PRSUs would accelerate upon the occurrence of certain specified events, as described in the section entitled “Potential Payments Upon Termination or Change in Control” below.

The number of shares of our common stock covered by the RSUs and PRSUs and their intended value at the time of grant are listed in the table below.

Named Executive Officer	Number of Time-Based RSUs(1)	Intended Value of Time-Based RSUs	Number of PRSUs at Target Level of Performance(1)(2)	Intended Value of PRSUs at Target Level of Performance	Number of PRSUs at Maximum Level of Performance(1)	Intended Value of PRSUs at Maximum Level of Performance
Sumedh S. Thakar	45,535	$6,500,000	45,535	$6,500,000	91,070	$13,000,000
Joo Mi Kim	27,461	$3,920,000	11,769	$1,680,000	23,538	$3,360,000
Bruce K. Posey	15,692	$2,240,000	6,726	$960,000	13,452	$1,920,000
Allan Peters	20,841	$2,975,000	8,932	$1,275,000	17,864	$2,550,000

(1)

For each of these equity awards, the intended value of each equity award was translated into a number of RSUs or PRSUs, as applicable, by dividing the intended value by $142.75, which was the average closing price of our common stock for the 30-trading-day-period ending seven days before the grant date.

(2)

These PRSU awards are divided into three tranches with one-year performance periods covering the calendar years 2023, 2024, and 2025, respectively. One-third of the target number of PRSUs is allocated to each tranche. Two-thirds of the target number of PRSU awards are subject to performance goals to be set at a future date.

Understanding the Differences: Reported PRSUs in the 2022 Summary Compensation Table vs. Target PRSUs Approved by the Compensation and Talent Committee

As discussed above, the PRSUs awarded to our named executive officers in October 2022 vest annually over a three-year period based on the attainment of performance goals that are set and measured in each year of the three-year period. This results in differences between the reported PRSU award grant date fair value (“GDFV”) in the Summary Compensation Table and the target PRSU award GDFV that was approved by the Compensation and Talent Committee.

The differences in GDFVs are due to the SEC requirement that PRSU award values disclosed in the Summary Compensation Table reflect the GDFV of the PRSU as determined under FASB ASC Topic 718, which stipulates that grant date is established when the underlying terms of the award are fixed. Because the performance goals for each tranche of the PRSU awards granted in October 2022 will be set in different years, each tranche will be reported separately in the proxy statements for the fiscal years 2022, 2023, and 2024, respectively. In addition, the total GDFV of the three tranches for FASB ASC Topic 718 purposes (as reported in the Summary Compensation Table in those proxy statements) may differ from the target PRSU award GDFV that the Compensation and Talent Committee originally approved. In years when the stock price has declined, the GDFV reported for that tranche in the Summary Compensation Table will be lower than the tranche’s target GDFV. In years when the stock price has increased, the GDFV reported for that tranche in the Summary Compensation Table will exceed the tranche’s target GDFV.

PRSU Awards Granted in October 2021

In October 2021, our board of directors approved the grant of PRSU awards to our named executive officers. Each named executive officer’s PRSU awards are divided into three tranches with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period.

As a result of the Company achieving revenue growth of 19% and adjusted EBITDA margin of 45% in 2022, the following number of PRSUs became eligible to vest for the first tranche of each named executive officer PRSUs (which represents 181% of each named executive officer’s target number of PRSUs for that tranche): (i) 23,717 for Mr. Thakar, (ii) 8,565 for Ms. Kim, (iii) 5,377 for Mr. Posey, and (iv) 6,589 for Mr. Peters. Of these PRSUs, the following number vested immediately upon our board of directors determining the achievement of the revenue growth and adjusted EBITDA margin goals: (i) 13,096 for Mr. Thakar, (ii) 4,729 for Ms. Kim, (iii) 2,969 for Mr. Posey, and (iv) 3,638 for Mr. Peters. The remaining PRSUs that became eligible to vest are scheduled to vest on the date that performance is certified for the third tranche, subject to the applicable named executive officer’s continued service with us through that date. In Mr. Peters’ case, these remaining PRSUs were forfeited when his transition services ended on March 31, 2023.

Retirement and Other Benefits

Our named executive officers participate in the same retirement plan as other U.S.-based full-time employees. We maintain a tax-qualified 401(k) plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. All participants’ interests in their deferrals are 100% vested when contributed. We match 100% on the dollar up to the first 6% contributed with no vesting period, for our employees, including our named executive officers. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Section 401(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deductible by us when made.

In addition, our named executive officers are entitled to participate in the same employee benefit plans, and on the same terms and conditions, as our other U.S.-based, full-time employees. These benefits include health, dental and vision insurance; medical and dependent care flexible spending accounts; short- and long-term disability insurance; life insurance; and accidental death and dismemberment insurance. We believe these benefits are generally consistent with those offered by companies with which we compete for employees.

Perquisites and Other Personal Benefits

We generally do not provide perquisites or other personal benefits to our named executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties or to make our named executive officers more efficient and effective and for recruitment, motivation, or retention purposes. Our Compensation and Talent Committee will approve and periodically review all future practices with respect to perquisites or other personal benefits.

Change in Control and Severance Benefits

Ms. Kim’s employment offer letter and, prior to the end of his employment with us, Mr. Peters’ employment offer letter provided for certain protections in the event of termination of their employment under specified circumstances. In addition, certain equity awards granted to our named executive officers provided for acceleration of vesting upon termination of their employment under specified circumstances or upon a change in control of the Company.

Our board of directors previously approved (i) a severance and change of control policy for our CEO in April 2021, in connection with Mr. Thakar’s appointment as CEO, and (ii) for our other named executive officers in October 2021. The severance and change of control benefits under these policies supersede any prior agreement or arrangement the named executive officers may have had with us that provided for severance and/or change in control payments or benefits (other than any existing vesting acceleration benefits upon a termination due to death or disability).

Under these policies, in the event of a qualifying termination of the employment of a named executive officer that is not in connection with a change in control, the named executive officer will receive the following benefits:

•

severance pay equal to (i) in the case of the CEO, 12 months of the CEO’s annual base salary, or (ii) in the case of each of the other named executive officers, (A) 3 months of the named executive officer’s annual base salary, if he or she has been employed by us for less than 1 year, (B) 6 months of the named executive officer’s annual base salary, if he or she has been employed by us for at least 1 year but not more than 5 years, or (C) 9 months of the named executive officer’s annual base salary, if he or she has been employed by us for more than 5 years; and

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to the number of months of annual base salary that the named executive officer is entitled to receive under the previous bullet or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

In the event of a qualifying termination of the employment of a named executive officer in connection with a change in control, the named executive officer will receive the following benefits:

•	severance pay equal to 100% (or in the CEO’s case, 150%) of the named executive officer’s annual base salary and target annual bonus;

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to 12 months (or in the CEO’s case, 18 months) or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

accelerated vesting and exercisability as to 100% of any then-unvested equity awards (including any Overperformance Amount), with performance-based equity awards vesting at target levels of performance for future performance periods. The payout will include already achieved cumulative performance over 100% up to the end of the prior performance period.

We believe that these arrangements maximize stockholder value by minimizing any potential distractions caused by the possibility of an involuntary termination or a potential change in control, which allows our named executive officers to maintain their focus and dedication to their responsibilities. We believe that these arrangements also provide further retention value by encouraging our named executive officers to continue providing services to us.

For a summary of the material terms and conditions of these severance and change in control arrangements, see the section entitled “Potential Payments Upon Termination or Change in Control” below.

Transition Agreement with Allan Peters

In connection with the end of Mr. Peters’ employment with us, we entered into a Transition Agreement and Release with Mr. Peters, pursuant to which Mr. Peters provided transition services to us until March 31, 2023, and we paid his earned wages through March 31, 2023, and agreed to pay him $162,500 and reimburse him for up to 4 months of COBRA coverage. Mr. Peters did not receive any acceleration of his equity awards in connection with the end of his employment with us.

Compensation Policies

Hedging and Pledging Policy

We have implemented an insider trading policy that prohibits directors, officers, employees and agents (such as consultants and independent contractors) of our company as well as related parties from trading in derivative securities (including hedging) with respect to our common stock, pledging company securities as collateral, or holding company securities in a margin account.

Stock Ownership Guidelines and Equity Holding Policy

In February 2019, we adopted stock ownership guidelines that set minimum stock ownership requirements for our non-employee directors and executive officers (including our named executive officers), in order to more closely align their interests with the long-term interests of our stockholders. Under the guidelines, each executive officer is required to own a number of shares of our common stock with a value equal to a specified multiple of his or her base salary. Before April 2022, shares of the Company’s common stock (including shares beneficially owned) and vested and exercisable “in-the-money” stock options counted towards satisfaction of the stock ownership levels. In April 2022, our board of directors approved a change to the guidelines such that only shares of the Company’s common stock (including shares in which the individual holds a benefit interest) will count towards satisfaction of the stock ownership levels. Consistent with emerging best practices, vested and exercisable stock options are no longer counted towards satisfying the guidelines.

Each executive officer must satisfy his or her applicable ownership level by the later of (i) February 8, 2024 or (ii) five years after becoming an executive officer. Compliance with these guidelines is measured based on the executive officer’s annual base salary and the closing price of the Company’s common stock, in each case as of December 31 of each year (or the next trading day if December 31 is not a trading day). Unless and until an executive officer has satisfied his or her applicable level of ownership, he or she is required to retain an amount equal to 50% of the shares received as the result of the exercise, vesting or payment of any equity awards after any shares are sold or withheld, as the case may be, to (i) pay any applicable exercise price for an equity award or (ii) satisfy withholding tax obligations arising in connection with the exercise, vesting or payment of an equity award. In addition, all shares subject to performance-based vesting generally must be held and not disposed of for at least three years from the date of grant of the underlying award.

Named Executive Officer	Stock Ownership Requirement as a Multiple of Base Salary	In Compliance (Yes/No)
Sumedh S. Thakar	5.0	Yes
Joo Mi Kim	3.0	Yes
Bruce K. Posey	3.0	*
Allan Peters	3.0	N/A

*	Mr. Posey has until February 2024 to satisfy his stock ownership requirement.

Clawback Policy

We have adopted a clawback policy that prevents an executive officer from benefiting from cash-based incentive compensation or performance-based equity compensation that was paid based on the achievement of performance results that were subsequently restated as a result of the officer’s misconduct. This policy helps foster and maintain a culture that emphasizes integrity and accountability. Our clawback policy permits us to require that any of our current or former officers who is (or was) subject to Section 16 of the Exchange Act, repay certain cash-based incentive compensation or performance-based equity compensation to us if our Compensation and Talent Committee determines that such an officer’s actions caused or partially caused us to materially restate all or a portion of our financial statements. We will comply with any Nasdaq listing standards requiring clawbacks, once final.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount we may deduct for federal income tax purposes for compensation paid to our Chief Executive Officer and certain of our other executive officers in any taxable year to $1 million per person.

An exception to the $1 million limitation for performance-based compensation meeting certain requirements was repealed beginning in 2018 (other than with respect to certain grandfathered arrangements) under the Tax Cuts and Jobs Act (the “Act”). Under the transition relief provisions of the Act, it is possible that certain of the equity awards we granted prior to 2018 may be grandfathered and eligible to be excluded from the Section 162(m) deduction limits. Except for any equity awards that qualify for such transition relief provisions, compensation paid to any of our covered executives generally will not be deductible in 2022 or future years, to the extent that it exceeds $1 million.

While our Compensation and Talent Committee is mindful of the benefit of being able to fully deduct the compensation paid to our executives, our Compensation and Talent Committee believes that we should retain the flexibility to compensate our executive officers in a manner that can best promote our business objectives. Therefore, our Compensation and Talent Committee intends to continue to compensate our executives in a manner consistent with the best interests of our company and our stockholders, even if such compensation is not fully deductible.

“Parachute Payments” and Deferred Compensation

Under Sections 280G and 4999 of the Code, certain service providers, which may include our named executive officers, may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and the Company may forfeit a deduction on the amounts subject to this excise tax. Also, Section 409A of the Code imposes significant additional taxes on a service provider in the event the service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

In 2022, we did not provide any of our named executive officers with a “gross-up” or other reimbursement payment for any excise tax liability that he or she might owe as a result of the application of Sections 280G or 4999 or for any additional tax that he or she might owe as a result of the application of Section 409A. We have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting Considerations

Accounting standards on stock compensation requires us to measure the compensation expense for all share-based payment awards made to employees (including our named executive officers) and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the tables below, even though our named executive officers and directors may never realize any value from their equity awards. The accounting standards also require us to recognize the compensation cost of share-based payment awards in our income statements over the period that the named executive officer or director is required to provide services to us in exchange for the vesting of the equity award.

Risk Considerations

Our Compensation and Talent Committee assesses risks created by the incentives inherent in our compensation policies. We have designed our executive compensation program so that our executive officers (including our named executive officers) focus on both short-term and long-term financial and operational performance. In addition, in 2022, our Compensation and Talent Committee had engaged Compensia to independently review our executive compensation program. Our Compensation and Talent Committee conducts an annual review of our executive compensation program to ensure that it continues to reward our executive officers (including our named executive officers) for creating short-term and long-term stockholder value without encouraging our executive officers to take excessive risks. Based on the results of these reviews, we do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us. The risk mitigation features include:

•	Balance among short- and long-term incentives, cash and equity, fixed and variable pay

•	Multiple performance metrics as targets

•	Caps on pay

•	Clawback policy

•	Stock ownership

•	Holding period requirement for performance-based equity

•	Anti-hedging policies

•	Double-trigger change in control requirement

Compensation and Talent Committee Report

The following Compensation and Talent Committee Report shall not be deemed to be “soliciting material” and should not be deemed “filed” and shall not be deemed to be incorporated by reference in future filings with the SEC, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Our Compensation and Talent Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 23, 2023.

Respectfully submitted by the members of the Compensation and Talent Committee of the board of directors:

John Zangardi (Chair)

William Berutti

General Peter Pace

Kristi M. Rogers

2022 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for fiscal years 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Sumedh S. Thakar	2022	550,000	10,361,307	(3)(4)	467,570	13,676	(5)	11,392,553
Director, President and	2021	502,308	8,364,620	(6)	512,500	17,237	(7)	9,396,664
Chief Executive Officer	2020	382,500	7,786,016		189,662	9,991		8,368,169
Joo Mi Kim	2022	410,000	5,069,403	(4)(8)	174,276	19,306	(9)	5,672,984
Chief Financial Officer	2021	351,667	4,541,750	(10)	178,750	16,282	(11)	5,088,449
	2020	169,167	5,583,069		83,750	25,467		5,861,453
Allan Peters(12)	2022	323,769	3,854,273	(4)(13)	—	14,616	(14)	4,192,658
Chief Revenue Officer	2021	209,375	3,483,318	(15)	258,276	9,793	(16)	3,960,762
Bruce K. Posey	2022	360,000	2,934,223	(4)(17)	153,023	20,798	(18)	3,468,044
Chief Legal Officer and	2021	335,000	2,851,185	(19)	168,750	15,856	(20)	3,370,791
Corporate Secretary	2020	315,833	3,114,445		156,591	7,722		3,594,591

(1)	RSU awards and PRSU awards are shown at their aggregate grant date fair value as determined in accordance with FASB ASC Topic 718. The fair value of each option grant is estimated based on the fair market value on the date of grant using the Black-Scholes-Merton option pricing model. The fair value of each RSU award and PRSU award is measured based on the closing price of our common stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see the stock-based compensation note to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023.

(2)

For Mr. Thakar, Ms. Kim and Mr. Posey, the amounts in this column reflect cash incentives earned under our Corporate Bonus Plan for the applicable year. For Mr. Peters, the amounts in this column reflect sales commissions earned under his individualized sales incentive plan for the applicable fiscal year.

(3)

This amount includes the grant date fair value of the first tranche (representing 15,178 PRSUs) and second tranche (representing 13,096 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $3,969,104 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $7,938,208).

(4)

As discussed above in the “Compensation Discussion and Analysis” section, the PRSU awards granted to the named executive officers in October 2022 and 2021 are divided into three tranches with one-year performance periods. One-third of the target number of PRSUs is allocated to each tranche. Each tranche will become eligible to vest based on the annual performance metrics approved by the board for applicable performance period before the start of the performance year. Pursuant to FASB ASC Topic 718, the accounting grant date for each PRSU tranche is the date the performance metrics are approved by the Compensation and Talent Committee and communicated to the employee.

(5)	Reflects (a) 401(k) matching contributions by Qualys ($12,214) and (b) a premium paid by Qualys for life insurance ($1,462).

(6)

This amount includes (a) the grant date fair value of a PRSU award granted in April 2021 in connection with Mr. Thakar’s appointment as Chief Executive Officer totaling $1,037,698 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $2,075,397), and (b) the grant date fair value of the first tranche (representing 13,096 PRSUs) of a PRSU award granted in October 2021 totaling $1,572,306 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $3,144,612).

The performance metrics for the second and third tranches (representing an aggregate of 26,192 PRSUs) of the PRSU award granted to Mr. Thakar in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(7)

Reflects (a) 401(k) matching contributions by Qualys ($13,050), (b) a premium paid by Qualys for life insurance ($1,350), and (c) a premium paid by Qualys for supplemental disability insurance ($2,837).

(8)

This amount includes the grant date fair value of the first tranche (representing 3,923 PRSUs) and second tranche (representing 4,728 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $1,214,427 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $2,428,855).

(9)	Reflects (a) 401(k) matching contributions by Qualys ($18,331) and (b) a premium paid by Qualys for life insurance ($975).

(10)

This amount includes the grant date fair value of the first tranche (representing 4,729 PRSUs) of a PRSU award granted in October 2021 totaling $567,764 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,135,527).

The performance metrics for the second and third tranches (representing an aggregate of 9,457 PRSUs) of the PRSU award granted to Ms. Kim in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(11)	Reflects (a) 401(k) matching contributions by Qualys ($13,050), (b) a premium paid by Qualys for life insurance ($900), and (c) a premium paid by Qualys for supplemental disability insurance ($2,332).

(12)	Mr. Peters’ employment with the Company ended on February 7, 2023.

(13)

This amount includes the grant date fair value of the first tranche (representing 2,977 PRSUs) and second tranche (representing 3,638 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $928,614 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,857,227).

(14)	Reflects (a) 401(k) matching contributions by Qualys ($10,076) and (b) a premium paid by Qualys for life insurance ($4,540).

(15)

This amount includes the grant date fair value of the first tranche (representing 3,638 PRSUs) of a PRSU award granted in October 2021 totaling $436,778 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $873,557).

The performance metrics for the second and third tranches (representing an aggregate of 7,276 PRSUs) of the PRSU award granted to Mr. Peters in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(16)	Reflects (a) 401(k) matching contributions by Qualys ($6,797), (b) a premium paid by Qualys for life insurance ($2,258), and (c) a premium paid by Qualys for supplemental disability insurance ($738).

(17)

This amount includes the grant date fair value of the first tranche (representing 2,242 PRSUs) and second tranche (representing 2,968 PRSUs) of the PRSU awards granted in October 2022 and 2021 totaling $731,380 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $1,462,760).

(18)	Reflects (a) 401(k) matching contributions by Qualys ($10,822) and (b) a premium paid by Qualys for life insurance ($9,976).

(19)

This amount includes the grant date fair value of the first tranche (representing 2,969 PRSUs) of a PRSU award granted in October 2021 totaling $356,458 based upon the probable outcome of performance conditions (if maximum performance is achieved, the aggregate grant date fair value of such award is $712,916).

The performance metrics for the second and third tranches (representing an aggregate of 5,937 PRSUs) of the PRSU award granted to Mr. Posey in October 2021 had not been established in 2021. As a result, there was no reportable grant date fair value under FASB ASC Topic 718 for such tranches to be included in the 2021 compensation that is presented in this table.

(20)

Reflects (a) 401(k) matching contributions by Qualys ($5,575), (b) a premium paid by Qualys for life insurance ($5,677), and (c) a premium paid by Qualys for supplemental disability insurance ($4,604).

Grants of Plan-Based Awards in 2022 Table

The following table shows information regarding cash incentive and equity awards granted to our named executive officers during 2022.

Name	Grant Date	Approval Date	Type of Award(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold ($)(4)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Sumedh S. Thakar	—	—	Cash Incentive	220,000	550,000	550,000	—	—		—	—	—
	10/27/22	10/27/22	Time-based RSUs	—	—	—	—	—		—	45,535	6,392,203
	10/27/22	10/28/21	PRSUs					13,096	5)	26,192		1,838,416
	10/27/22	10/27/22	PRSUs	—	—	—	—	15,178	(5)	30,356	—	2,130,688
Joo Mi Kim	—	—	Cash Incentive	82,000	205,000	205,000	—	—		—	—	—
	10/27/22	10/27/22	Time-based RSUs	—	—	—	—	—		—	27,461	3,854,975
	10/27/22	10/28/21	PRSUs					4,728	(5)	9,456		663,717
	10/27/22	10/27/22	PRSUs	—	—	—	—	3,923	(5)	7,846	—	550,711
Allan Peters	—	—	Cash Incentive	—	325,000	650,000	—	—		—	—	—
	10/27/22	10/27/22	Time-based RSUs	—	—	—	—	—		—	20,841	2,925,660
	10/27/22	10/28/21	PRSUs					3,638	(5)	7,276		510,702
	10/27/22	10/27/22	PRSUs	—	—	—	—	2,977	(5)	5,954	—	417,911
Bruce K. Posey	—	—	Cash Incentive	72,000	180,000	180,000	—	—		—	—	—
	10/27/22	10/27/22	Time-based RSUs	—	—	—	—	—		—	15,692	2,202,843
	10/27/22	10/28/21	PRSUs					2,968	(5)	5,936		416,648
	10/127/22	10/27/22	PRSUs	—	—	—	—	2,242	(5)	4,484	—	314,732

(1)	Time-based RSUs and PRSUs were granted under our 2012 Equity Incentive Plan.

(2)

For our named executive officers other than Mr. Peters, the amounts reported represent cash incentive compensation opportunities under our 2022 Corporate Bonus Plan. For Mr. Peters, the amount reported represents the cash incentive compensation opportunity under his individualized 2022 sales incentive compensation plan.

(3)

Amounts reported in this column represent the grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718. The fair value of each RSU award is measured based on the closing price of our common stock on the date of grant, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair value of each PRSU award is based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Pursuant to FASB ASC Topic 718, the accounting grant date for each PRSU award is the date the performance metrics are approved by the Compensation and Talent Committee and communicated to the employee.

(4)

The amounts reported in this column represent the payout under our 2022 Corporate Bonus Plan based on the minimum amounts payable for certain levels of performance for all three performance measures. Payout could be zero if performance is below minimum levels for all three measures.

(5)

The number of shares subject to this PRSU award represents the first of three tranches of a multi-year PRSU award with one-year performance periods covering the calendar years 2023, 2024, and 2025, respectively which were approved by the Compensation and Talent Committee in October 2022, and the second of three tranches of a multi-year PRSU award with one-year performance period covering the calendar years 2022, 2023 and 2024 which were approved by the Compensation and Talen Committee in October 2021. Subject to continued service, up to 200% of the target number of PRSUs covered by each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the earned PRSUs is capped at 100% of target performance in each of the first two performance periods, with cumulative achievement over 100% to be vested and released at the end of the third performance period. Because the performance metrics for the third tranche of the PRSU grant awards granted to our named executive officers in October 2021 and the second and third tranches of the PRSU awards granted to our named executive officers in October 2022 have not been established, such tranches are not yet considered granted under FASB ASC Topic 718. As a result, there is no reportable grant date fair value under FASB ASC Topic 718 for such tranches, and they are not included in this table. Accordingly, the reported grant date fair value of this PRSU award differs from the award value approved by our Compensation and Talent Committee.

Outstanding Equity Awards at 2022 Year-End Table

The following table presents information regarding stock options held by our named executive officers as of December 31, 2022.

	Option Awards(1)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Sumedh S. Thakar	4/28/2016	4/28/2016	136,000	(2)	—	25.56	4/27/2026
	7/30/2015	7/30/2015	50,000	(2)	—	37.28	7/29/2025
	10/30/2014	10/30/2014	47,000	(2)	—	30.58	10/29/2024
	8/1/2014	6/1/2014	9,111	(2)	—	23.51	7/31/2024
Bruce K. Posey	4/28/2016	4/28/2016	30,300	(2)	—	25.56	4/27/2026

(1)	All stock options referenced in this table were granted under our 2012 Equity Incentive Plan.

(2)	Each of these options was fully vested as of December 31, 2022.

The following table presents information regarding stock awards held by our named executive officers as of December 31, 2022.

	Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Sumedh S. Thakar	10/27/2022	—		—	15,178	(5)	1,703,427
	10/27/2022	45,535	(6)	5,110,393	—		—
	10/28/2021	23,717	(7)	2,661,759	13,096	(8)	1,469,764
	10/28/2021	29,466	(9)	3,306,969	—		—
	4/27/2021	—		—	9,671	(10)	1,085,376
	4/27/2021	6,045	(10)	678,430	—		—
	10/27/2020	40,540	(11)	4,549,804	—		—
	10/24/2019	20,554	(13)	2,306,775	—		—
Joo Mi Kim	10/27/2022	—		—	3,923	(5)	440,278
	10/27/2022	27,461	(6)	3,081,948	—		—
	10/28/2021	8,565	(7)	961,250	4,728	(8)	530,623
	10/28/2021	24,825	(9)	2,786,110	—		—
	10/27/2020	5,068	(12)	568,782	—		—
	7/29/2020	16,579	(14)	1,860,661	—		—

	Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Allan Peters	10/27/2022	—		—	2,977	(5)	334,109
	10/27/2022	20,841	(6)	2,338,985	—		—
	10/28/2021	6,589	(7)	739,483	3,638	(8)	408,293
	8/3/2021	18,260	(15)	2,049,320	—		—
Bruce K. Posey	10/27/2022	—		—	2,242	(5)	251,620
	10/27/2022	15,692	(6)	1,761,113	—		—
	10/28/2021	5,377	(7)	603,461	2,968	(8)	333,099
	10/28/2021	15,585	(9)	1,749,105	—		—
	10/27/2020	16,216	(12)	1,819,922	—		—
	10/24/2019	8,716	(13)	978,197	—		—

(1)	All stock awards referenced in this table were granted under our 2012 Equity Incentive Plan.

(2)	Stock awards in this column consist of unvested time-based RSUs.

(3)

Values reported were computed by multiplying (i) $112.23, the closing price on the Nasdaq Stock Market of our common stock on December 31, 2022, the last business day of fiscal 2022, by (ii) the number of shares or units of stock.

(4)	Stock awards in this column consist of unvested PRSUs. Amounts reported are based on target performance measures.

(5)

As discussed above in the “Compensation Discussion and Analysis” section, the number of shares subject to this PRSU award represents the first of three tranches of a multi-year PRSU award with one-year performance periods covering the calendar years 2023, 2024, and 2025, respectively. Subject to continued service, each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the PRSUs is capped at 100% of target performance in each of the first two years of the performance period, with cumulative achievement over 100% to be vested and released at the end of the third year of the performance period. Because the performance metrics for the second and third tranches of the PRSUs have not been established, such awards are not considered granted or outstanding under FASB ASC Topic 718 and are not included in this table.

(6)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2023.

(7)

As discussed above in the “Compensation Discussion and Analysis” section, the number of shares subject to this PRSU award represents the first of three tranches of a multi-year PRSU award with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. Subject to continued service, each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the PRSUs is capped at 100% of target performance in each of the first two years of the performance period, with cumulative achievement over 100% to be vested and released at the end of the third year of the performance period. A 181.1% achievement rate was applied to arrive the unvested shares based on the actual result of annual revenue growth rate and the adjusted EBITDA margin for calendar year 2022. Among these unvested shares, 100% of the 181.1% were vested when the performance was certified in February 2023 and the 81.1% exceeding the 100% target will be vested and released when the 3rd year performance is certified, subject to the applicable named executive officer’s continuous service with the Company. Because the performance metrics for the third tranche of the PRSUs have not been established, such awards are not considered granted or outstanding under FASB ASC Topic 718 and are not included in this table.

(8)

As discussed above in the “Compensation Discussion and Analysis” section, the number of shares subject to this PRSU award represents the second of three tranches of a multi-year PRSU award with one-year performance periods covering the calendar years 2022, 2023, and 2024, respectively. Subject to continued

service, each tranche will become eligible to vest based on the annual growth rate of the Company’s revenues and the Company’s adjusted EBITDA margin for the applicable performance period, except that vesting and release of the PRSUs is capped at 100% of target performance in each of the first two years of the performance period, with cumulative achievement over 100% to be vested and released at the end of the third year of the performance period. This number of shares is based upon the probable outcome of performance conditions applicable to the second tranche.

(9)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2022.

(10)

Subject to continued service through the date that performance is certified, the number of shares that will vest under this PRSU award will vary from 0% to 200% of target based on the compound annual growth rate of the Company’s revenues for a three-year period from January 2021 through December 2023 and the compound annual growth rate of free cash flow per share for the same three-year period.

(11)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on August 1, 2021.

(12)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2021.

(13)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on February 1, 2020.

(14)	The RSUs vest quarterly in equal installments over four years, with the first vesting date on October 1, 2020.

(15)	The RSUs vest over four years, with 25% of the RSUs vesting on June 1, 2022, and the remaining RSUs vesting quarterly in equal installments thereafter.

Option Exercises and Stock Vested in 2022 Table

The following table sets forth the number of shares of common stock acquired during 2022 by our named executive officers upon the exercise of stock options and the vesting of restricted stock unit awards and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Sumedh S. Thakar	78,900	8,389,454	69,839	9,228,506

Joo Mi Kim	—	—	20,283	2,723,690

Allan Peters	—	—	10,955	1,444,894

Bruce K. Posey	35,244	4,223,969	27,885	3,684,723

(1)

The value realized upon exercise was determined by multiplying (i) the number of shares of our common stock acquired on exercise by (ii) the difference between the closing price per share on the Nasdaq Stock Market of our common stock on the day of exercise and the exercise price per share.

(2)

The value realized upon vesting was determined by multiplying (i) the number of shares of our common stock acquired on vesting by (ii) the closing price per share on the Nasdaq Stock Market of our common stock on the day of vesting.

Pension Benefits & Nonqualified Deferred Compensation

We do not provide a pension plan for our employees, and no named executive officers participated in a nonqualified deferred compensation plan during 2022.

Potential Payments Upon Termination or Change in Control

Severance and Change of Control Policies

Our board of directors approved (i) a severance and change of control policy for our CEO in April 2021, and (ii) for our other named executive officers in October 2021. The severance and change of control benefits under these policies supersede any prior agreement or arrangement the named executive officers may have had with us that provided for severance and/or change in control payments or benefits.

Under these policies, in the event of a qualifying termination of the employment of a named executive officer that is not in connection with a change in control, the named executive officer will receive the following benefits:

•

severance pay equal to (i) in the case of Mr. Thakar, 12 months of his annual base salary, or (ii) in the case of each of the other named executive officers, (A) 3 months of the named executive officer’s annual base salary, if he or she has been employed by us for less than 1 year, (B) 6 months of the named executive officer’s annual base salary, if he or she has been employed by us for at least 1 year but not more than 5 years, or (C) 9 months of the named executive officer’s annual base salary, if he or she has been employed by us for more than 5 years; and

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to the number of months of annual base salary that the named executive officer is entitled to receive under the previous bullet or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.

In the event of a qualifying termination of the employment of a named executive officer in connection with a change in control, the named executive officer will receive the following benefits:

•	severance pay equal to 100% (or in Mr. Thakar’s case, 150%) of the named executive officer’s annual base salary and target annual bonus;

•

payment or reimbursement of premiums for coverage under COBRA for the named executive officer and his or her eligible dependents, if any, for up to 12 months (or in Mr. Thakar’s case, 18 months) or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and

•

accelerated vesting and exercisability as to 100% of any then-unvested equity awards (including any Overperformance Amount), with performance-based equity awards vesting at target levels of performance for future performance periods. The payout will include already achieved cumulative performance over 100% up to the end of the prior performance period.

Sumedh S. Thakar Equity Award Agreements

Mr. Thakar was granted (i) on October 24, 2019, an award of 82,214 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020, and (ii) on October 27, 2020, an award of 81,079 RSUs with a vesting commencement date of November 1, 2020, which was his annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Thakar’s continued service through each such date. If Mr. Thakar’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of each award set forth above will accelerate.

In addition, Mr. Thakar was granted (i) on April 27, 2021, an award of 9,671 RSUs, with a vesting commencement date of May 1, 2021, (ii) on April 27, 2021, an award of PRSUs (covering a target number of 9,671 PRSUs) that are scheduled to vest based on achievement of goals related to revenue growth for a three-year period from January 2021 through December 2023 and free cash flow per share growth for the same three-year period, (iii) on October 28, 2021, an award of 39,288 RSUs, with a vesting commencement date of November 1, 2021, (iv) on October 28, 2021, an award of PRSUs (covering a target number of 39,288 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period, (v) on October 27, 2022, an award of 45,535 RSUs, with a vesting commencement date of November 1, 2022, and (vi) on October 27, 2022, an award of PRSUs (covering a target number of 45,535 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2023 through December 2025 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. If Mr. Thakar’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

The awards above are governed by the severance and change of control policy for our CEO approved by our board of directors in April 2021, which is described above in the section entitled “—Severance and Change of Control Policies.”

Joo Mi Kim Equity Award Agreements and Offer Letter

Ms. Kim was granted (i) on July 29, 2020, an award of 37,894 RSUs with a vesting commencement date of July 1, 2020, which was her new hire award for 2020, and (ii) on October 27, 2020, an award of 10,135 RSUs with a vesting commencement date of November 1, 2020, which was her annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Ms. Kim’s continued service through each such date. If Ms. Kim’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of the award set forth in clause (ii) above will accelerate.

In addition, pursuant to Ms. Kim’s offer letter agreement, if her employment is terminated by Qualys without cause, she will be entitled to severance equal to 4 months of her base salary, subject to her entering into a separation agreement with and a general release of claims in favor of Qualys. This benefit is superseded by the superior benefits provided in the severance and change of control policy described above.

In addition, Ms. Kim was granted (i) on October 28, 2021, an award of 33,100 RSUs, with a vesting commencement date of November 1, 2021, (ii) on October 28, 2021, an award of PRSUs (covering a target number of 14,186 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period, (iii) on October 27, 2022, an award of 27,416 RSUs, with a vesting commencement date of November 1, 2022, and (iv) on October 27, 2022, an award of PRSUs (covering a target number of 11,769 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2023 through December 2025 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. If Ms. Kim’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

The awards above are governed by the severance and change of control policy for our non-CEO named executive officers approved by our board of directors in October 2021, which is described above in the section entitled “—Severance and Change of Control Policies.”

Allan Peters Equity Award Agreement and Departure

On February 7, 2023, the Company and Mr. Peters mutually agreed to end Mr. Peters’ employment with Qualys. Pursuant to a Transition Agreement and Release, Mr. Peters provided transition services to the Company through and including March 31, 2023. In connection with this agreement, the Company paid Mr. Peters $162,500 and reimbursed him for up to 4 months of COBRA coverage, in addition to the wages earned through March 31, 2023.

Bruce K. Posey Equity Award Agreements

Mr. Posey was granted (i) on October 24, 2019, an award of 34,864 RSUs with a vesting commencement date of November 1, 2019, which was his annual refresh award for 2020, and (ii) on October 27, 2020, an award of 32,432 RSUs with a vesting commencement date of November 1, 2020, which was his annual refresh award for 2021. These awards, which were each granted pursuant to the 2012 Plan and an individual RSU agreement thereunder, are scheduled to vest in equal quarterly installments over four years following the applicable vesting commencement date, subject in each case to Mr. Posey’s continued service through each such date. If Mr. Posey’s employment is terminated by reason of death or disability, 100% of the then-unvested portion of each award set forth above will accelerate.

In addition, Mr. Posey was granted on (i) October 28, 2021, an award of 20,779 RSUs, with a vesting commencement date of November 1, 2021 (ii) on October 28, 2021, an award of PRSUs (covering a target number of 8,906 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2022 through December 2024 and Adjusted EBITDA margin targets for the applicable year in the same three-year period, iii) on October 27, 2022, an award of 15,692 RSUs, with a vesting commencement date of November 1, 2022, and (iv) on October 27, 2022, an award of PRSUs (covering a target number of 6,726 PRSUs) that are scheduled to vest based on achievement of goals related to the revenue growth for a three-year period from January 2023 through December 2025 and Adjusted EBITDA margin targets for the applicable year in the same three-year period. If Mr. Posey’s employment is terminated by reason of death or disability, then 100% of the then-unvested RSUs will accelerate, and for any PRSUs as to which the achievement of the relevant performance goals has not yet been certified, 100% of the target number of PRSUs will accelerate.

The awards above are governed by the severance and change of control policy for our non-CEO named executive officers approved by our board of directors in October 2021, which is described above in the section entitled “—Severance and Change of Control Policies.”

Estimated Payments Upon Termination or Change in Control

The following table provides an estimate of the payments and benefits that would be provided in the circumstances described above for each of the named executive officers except Mr. Peters, assuming the triggering event took place on December 30, 2022 (the last business day of 2022) and based on the $112.23 closing price per share of our common stock on the Nasdaq Stock Market on that date. A number of factors may affect the nature and amount of any potential payments or benefits, and as a result, the payments and benefits actually paid (if any) may be different. For example, a triggering event may occur on a date other than December 30, 2022, the price per share of our common stock on the date of the triggering event may be higher or lower than $112.23 or the assumptions relied upon in the estimate of potential payments and benefits below may not reflect the actual circumstances of the triggering event. Accordingly, there is no guarantee that a triggering event would produce the same or similar results as those estimated below. The benefits to which Mr. Peters was eligible upon the end of his employment are explained above in “Potential Payments Upon Termination or Change in Control”.

		Upon a Qualifying Termination of Employment(1)
Name	Type of Benefit	Not in Connection With a Change of Control ($)	In Connection With a Change of Control ($)	Upon Disability or Death ($)
Sumedh S. Thakar	Vesting Acceleration	—	27,749,316	26,557,249
	Cash Severance	550,000	1,650,000	—
	COBRA Payments	31,679	47,519	—

	Total Termination Benefits	581,679	29,446,835	26,557,249
Joo Mi Kim	Vesting Acceleration	—	11,640,832	9,349,676
	Cash Severance	205,000	615,000	—
	COBRA Payments	5,079	10,158	—

	Total Termination Benefits	210,079	12,265,990	9,349,676
Bruce K. Posey	Vesting Acceleration	—	8,332,853	8,062,594
	Cash Severance	270,000	540,000	—
	COBRA Payments	23,759	31,679	—

	Total Termination Benefits	293,759	8,904,532	8,062,594
(1)

The amounts listed represent the severance and vesting acceleration benefits described above in the section entitled “Potential Payments Upon Termination or Change in Control” as of December 30, 2022 (the last business day of 2022). For RSUs and PRSUs, the value of such vesting acceleration is computed by multiplying (i) the number of shares of our common stock subject to the RSUs or PRSUs that are being accelerated (at target for PRSUs) by (ii) the closing sales price per share of our common stock on December 30, 2022 ($112.23).

CEO Pay Ratio

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Mr. Thakar, our Chief Executive Officer as of the date we selected to identify the median employee, and the median annual total compensation of our employees (other than Mr. Thakar) for fiscal year 2022:

1.	The median of the annual total compensation of all employees (other than Mr. Thakar) of the Company (including our consolidated subsidiaries) was $46,290.

2.	Mr. Thakar’s annual total compensation, as reported in the 2022 Summary Compensation Table included in this proxy statement, was $11,392,553.

3.	Based on the above, for 2022, the ratio of Mr. Thakar’s annual total compensation to the median of the annual total compensation of all employees other than Mr. Thakar was approximately 246 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. We determined the median of the annual total compensation of our employees (other than Mr. Thakar) as of December 31, 2022, at which time we (including our consolidated subsidiaries) had 2,143 full-time, part-time, and temporary employees, 545 of whom are U.S. employees, and 1,598 (or approximately 75% of our total employee population) of whom are located outside of the United States (10 in Australia, 4 in Brazil, 12 in Canada, 1 in Colombia, 1 in the Czech Republic, 30 in

France, 20 in Germany, 4 in Hong Kong, 1,417 in India, 9 in Italy, 3 in Japan, 5 in Mexico, 11 in the Netherlands, 1 in the Philippines, 5 in Poland, , 6 in Singapore, 2 in South Africa, 8 in Spain, 2 in Saudi Arabia, 7 in the United Arab Emirates, and 40 in the United Kingdom).

In accordance with the permitted methodology for determining the “median employee”, we re-identified the “median employee” for the 2022 fiscal year due to the change in employee population. We excluded all non-U.S. employees (other than those located in France, Germany, India, and the United Kingdom) from our calculations under the de minimis exclusion to the extent the aggregate did not exceed 5% of our total employee population. We then compared the base salaries paid, bonuses earned, and equity awards granted to our 2,052 employees in the U.S., France, Germany, India, and the United Kingdom (which consisted of 545 U.S. employees and 1,507 non-U.S. employees) in 2022 to determine the median employee. Once we identified our median employee, we calculated the employee’s annual total compensation as though the median employee was reported in the 2022 Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K, yielding the median annual total compensation disclosed above. With respect to the annual total compensation of Mr. Thakar, we used the amount reported in the “Total” column in the 2022 Summary Compensation Table included in this proxy statement.

Pay Versus Performance Disclosure

Year	Summary Compensation Table Total for First PEO 1, 2	Compensation Actually Paid to First PEO 1,3	Summary Compensation Table Total for Second PEO 1,2	Compensation Actually Paid to Second PEO 1,3	Average Summary Compensation Table Total for Non-PEO Named Executive Officers 4	Average Compensation Actually Paid to Non-PEO Named Executive Officers 5	Value of Initial Fixed $100 Investment Based On:		Net Income ($M) 8	Revenues 9
							Total Shareholder Return 6	Peer Group Total Shareholder Return 7
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
2022	—	—	$11,392,553	$5,138,863	$4,444,562	$2,529,882	$146.18	$149.98	$109,418,000	$489,723,000
2021	$20,875,111	$16,450,909	$9,396,664	$12,827,121	$4,140,001	$5,326,529	$164.59	$206.76	$70,960,000	$411,172,000
2020	$22,398,351	$30,358,397	—	—	$4,516,347	$5,326,614	$134.62	$132.79	$91,572,000	$362,963,000

(1)	The first PEO is Philippe F. Courtot, who served as PEO in 2020 and in 2021 t hrough March 19, 2021. The s econd PEO is Sumedh S. Thakar, who served as PEO beginning on April 27, 2021 and in 2022.

(2)	Represents the total compensation paid to our PEO in each listed year, as shown in our Summary Compensation Table for such listed year.

(3)
Compensation actually paid does not mean that our PEOs were actually paid those amounts in the listed year, but this is a dollar amount derived by adjusting the Summary Compensation Table total compensation under the methodology prescribed under the relevant rules, as shown in the following tables:

First PEO

	2020	2021	2022
Summary Compensation Table Total	22,398,351	20,875,111	—

Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(21,560,357)	—	—

Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	20,875,692	—	—

Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	6,761,019	—	—

Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—

Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,883,692	343,840	—

Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	(4,768,042)	—

Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—

Compensation Actually Paid	30,358,397	16,450,909	—
Second PEO

	2020	2021	2022
Summary Compensation Table Total	—	9,396,664	11,392,553

Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—	(8,364,620)	(10,361,307)
Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—	10,149,237	7,236,431
Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	—	1,821,938	(2,774,012)
Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	136,595	-
Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	—	(312,693)	(354,802)

	2020	2021	2022
Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—
Compensation Actually Paid	—	12,827,121	5,138,863

(4)
This figure is the average of the total compensation paid to our NEOs other than our PEO in each listed year, as shown in our Summary Compensation Table for such listed year. The names of the non-PEO
NEOs in each year are listed in the table below.

2020*	2021	2022
Thakar, Sumedh S.	Kim, Joo Mi	Kim, Joo Mi
Kim, Joo Mi	Posey, Bruce K.	Posey, Bruce K.
Posey, Bruce K.	Peters, Allan	Peters, Allan
Fisher, Melissa B.
*Melissa B. Fisher served as CFO through May 29, 2020, Joo Mi Kim served as CFO beginning on June 29, 2020 and in 2021, 2022.

(5)
This figure is the average of compensation actually paid for our NEOs other than our PEO in each listed year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived by adjusting the average of the Summary Compensation Table total compensation figure for all NEOs other than our PEO for the listed year under the methodology prescribed under the SEC’s rules, as shown in the following table:

Non-PEO
NEOs

	2020	2021	2022
Summary Compensation Table Total	4,516,347	4,140,001	4,444,562

Subtract Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(4,120,883)	(3,625,418)	(3,952,633)

Add Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	4,849,573	4,474,781	2,907,240

Adjust for Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	1,598,905	415,872	(782,777)

Adjust for Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	57,756	—	—

Adjust for Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	514,690	(78,707)	(86,511)

Subtract Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,089,773)	—	—

Add Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—

Compensation Actually Paid	5,326,614	5,326,529	2,529,882

(6)
Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported and reinvesting all dividends until the last day of each reported fiscal year.

(7)
The peer group used is the NASDAQ Computer Index, as used in the Company’s performance graph in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the day prior to the first fiscal year reported below and reinvesting all dividends until the last day of each reported fiscal year.

(8)	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements for the reported fiscal year.

(9)
In the Company’s assessment, revenues is the financial performance measure that is the most important financial performance measure used by the Company in 2022 to link compensation actually paid to performance.

Required Tabular Disclosure of Most Important Performance Measures to Determine 2022 CAP
The list below includes the four financial performance measures that, in our assessment and in no particular order, represent the most important measures used to link compensation actually paid to our NEOs to company performance.

Most Important Performance Measures
Bookings
Revenues
Adjusted EBITDA Margin
Non-GAAP Earnings per Diluted Share
Description of Relationships Between Compensation Actually Paid and Performance
As described in more detail in the section titled “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance
philosophy. While we utilize several performance measures to align executive compensation with company performance, not all of those measures are presented in the Pay Versus Performance table. In accordance with the SEC’s rules and regulations, we are providing the following descriptions of the relationships between compensation actually paid and the information presented in the Pay Versus Performance table above.
Compensation Actually
Paid
and TSR
The following chart reflects the amount of compensation actually paid to Mr. Thakar (for 2022 and 2021), Mr. Courtot (for 2021 and 2020), and the average amount of compensation actually paid to our NEOs as a group (excluding the PEOs in each given year) in relation to our company’s and our peer group’s TSR over the three years presented in the table:

Compensation Actually Paid and Net Income
The following chart reflects the amount of compensation actually paid to Mr. Thakar (for 2022 and 2021), Mr. Courtot (for 2021 and 2020), and the average amount of compensation actually paid to our NEOs as a group (excluding the PEOs in each given year) in relation to the Company’s net income over the three years presented in the table:

Compensation Actually
Paid
and Revenues
The following chart reflects the amount of compensation actually paid to Mr. Thakar (for 2022 and 2021), Mr. Courtot (for 2021 and 2020), and the average amount of compensation actually paid to our NEOs as a group (excluding the PEOs in each given year) in relation to the Company’s revenues over the three years presented in the table. While we utilize a number of performance measures to evaluate company performance, we have determined that revenues is the most important performance measure (not otherwise required to be disclosed in the table) to link compensation actually paid to the our NEOs to company performance. We utilize revenue growth when setting goals for our corporate bonus plan and PRSUs granted to our NEOs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at April 10, 2023 for:

•	each of our named executive officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 36,946,261 shares of common stock outstanding at April 10, 2023. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of common stock subject to options held by the person that are currently exercisable or exercisable within 60 days of April 10, 2023. However, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Named Executive Officers:
Sumedh S. Thakar (1)	297,220	*
Joo Mi Kim (2)	33,581	*
Allan Peters (3)	44,854	*
Bruce K. Posey (4)	44,742	*
Non-Employee Directors:
William Berutti (5)	2,658	*
Jeffrey P. Hank (6)	24,059	*
General Peter Pace (7)	15,418	*
Wendy M. Pfeiffer (8)	10,220	*
Kristi M. Rogers (9)	5,404	*
John Zangardi (10)	6,139	*
All current directors and executive officers as a group (9 persons) (11)	439,441	1.2%
5% Stockholders:
BlackRock, Inc. (12)	4,613,510	12.5%
The Vanguard Group (13)	3,486,717	9.4%
Neuberger Berman Group LLC (14)	2,047,284	5.5%

*	Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 51,896 shares of common stock held by Mr. Thakar, (ii) 16,113 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023, and (iii) 229,211 shares of common stock subject to stock options exercisable within 60 days of April 10, 2023.

(2)	Consists of (i) 29,162 shares of common stock held by Ms. Kim and (ii) 4,419 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023.

(3)	Consists of 44,854 shares of common stock held by Mr. Peters as of March 31, 2023, when his employment ended with the Company.

(4)

Consists of (i) 11,956 shares of common stock held by Mr. Posey, (ii) 6,486 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023, and (iii) 26,300 shares of common stock subject to stock options exercisable within 60 days of April 10, 2023.

(5)	Consists of (i) 1,102 shares of common stock held by Mr. Berutti, and (ii) 1,556 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023.

(6)

Consists of (i) 10,503 shares of common stock held by Mr. Hank, (ii) 1,556 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023, and (iii) 12,000 shares of common stock subject to stock options exercisable within 60 days of April 10, 2023.

(7)	Consists of (i) 13,862 shares of common stock held by Gen. Pace and (ii) 1,556 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023.

(8)	Consists of (i) 8,664 shares of common stock held by Ms. Pfeiffer and (ii) 1,556 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023.

(9)	Consists of (i) 3,848 shares of common stock held by Ms. Rogers, and (ii) 1,556 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023.

(10)	Consists of (i) 4,583 shares of common stock held by Dr. Zangardi and (ii) 1,556 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023.

(11)

Includes (i) 36,354 shares of common stock issuable upon vesting of RSUs within 60 days of April 10, 2023, and (ii) 267,511 shares of common stock subject to stock options exercisable within 60 days of April 10, 2023.

(12)

According to the information reported by BlackRock, Inc. (“BlackRock”) on a Schedule 13G/A filed on January 23, 2023, BlackRock beneficially owns an aggregate of 4,613,510 shares of common stock, which consists of (i) 4,554,491 shares as to which it has sole voting power and (ii) 4,613,510 shares as to which it has sole dispositive power. The principal address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(13)

According to the information reported by The Vanguard Group (“Vanguard”) on a Schedule 13G/A filed on February 9, 2023, Vanguard beneficially owns an aggregate of 3,486,717 shares of common stock, which consists of (i) 65,355 shares as to which it has shared voting power, (ii) 3,386,246 shares as to which it has sole dispositive power, and (iii) 100,471 shares as to which it has shared dispositive power. The principal address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(14)

According to the information reported by Neuberger Berman Group LLC (“Neuberger”) on a Schedule 13G/A filed on February 10, 2023, Neuberger beneficially owns an aggregate of 2,047,284 shares of common stock, which consists of (i) 2,023,980 shares as to which it has shared voting power and (ii) 2,047,284 shares as to which it has shared dispositive power. The principal address of Neuberger is 1290 Avenue of the Americas, New York, NY 10104.

RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, or beneficial holders of more than 5% of any class of our capital stock had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Certain Family Relationships

During 2022, Deepti S. Thakar, Sister of Sumedh S. Thakar, our Chief Executive Officer, was employed by us as Product Manager, Technical Content Experience. During 2022, Deepti S. Thakar earned total compensation of $203,680, consisting of base salary, bonus and equity compensation. In addition, Deepti S. Thakar participated in our employee benefit plans and arrangements which are generally made available to other employees at her level, including employee equity incentive and benefit plans, including health, vacation, Section 401(k) retirement savings plans and insurance plans. The compensation of Deepti S. Thakar was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

The agreements and transactions described under this section were reviewed and approved or ratified by our Audit and Risk Committee in accordance with our related party transaction policy described below.

Policies and Procedures for Related Party Transactions

Our Audit and Risk Committee has the primary responsibility for reviewing and approving or ratifying transactions with related parties.

We have a formal written policy providing that our executive officers, directors, nominees for election as directors, any person or entity known to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each, a “Related Party”), are/is not permitted to enter into a “Related Party Transaction” with us without the consent of our Audit and Risk Committee. For the purposes of this policy, a “Related Party Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act), other than transactions available to all U.S. employees of the Company.

In determining whether to approve a Related Party Transaction, our Audit and Risk Committee is to consider the relevant facts and circumstances available and deemed relevant to the committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the Related Party’s interest in the transaction.

OTHER MATTERS

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2022, all Section 16(a) filing requirements were satisfied on a timely basis.

2022 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2022 are included in our annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our annual report and this proxy statement are posted on our website at www.qualys.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Investor Relations, Qualys, Inc., 919 East Hillsdale Boulevard, 4th Floor, Foster City, California 94404.

*        *        *

Our board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Foster City, California

April 20, 2023

APPENDIX A

Reconciliation of Non-GAAP Financial Measures

Qualys reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information.

The non-GAAP measures presented in this proxy statement include non-GAAP earnings per share (“EPS”), Adjusted EBITDA, and free cash flow per share. Our calculation of these non-GAAP measures may not be comparable with similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for related GAAP measures. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our subsequent filings with the SEC for additional information about the non-GAAP measures presented herein, including a description of the use of such measures.

EARNINGS PER SHARE

(Unaudited)

(in thousands, except per share data)

	Twelve Months Ended December 31,
	2022	2021
GAAP net income	$107,992	$70,960
Plus: Stock-based compensation	53,408	67,579
Plus: Amortization of intangible assets	5,686	6,661
Plus: (Less): Tax adjustment	(20,563)	(15,927)

Non-GAAP net income	$146,523	$129,273

GAAP net income per share:
Basic	$2.81	$1.82
Diluted	$2.74	$1.77
Non-GAAP net income per share:
Basic	$3.81	$3.31
Diluted	$3.72	$3.22
Weighted average shares used in non-GAAP net income per share:
Basic	38,453	39,030
Diluted	39,344	40,118

A-1

ADJUSTED EBITDA

(Unaudited)

(in thousands)

	Twelve Months Ended December 31,
	2022	2021
Net income	$107,992	$70,960
Net income margin	22%	17%
Depreciation and amortization of property and equipment	28,936	29,236
Amortization of intangible assets	5,686	6,661
Income tax provision	25,708	18,437
Stock-based compensation	53,408	67,579
Other income (expense), net	(3,153)	(1,714)

Adjusted EBITDA	$218,577	$191,159

Adjusted EBITDA margin	45%	46%

A-2

Qualys QUALYS, INC. 919 EAST HILLSDALE BLVD. FOSTER CITY, CA 94404 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 1 OF 2 1 1 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During the Meeting—Go to www.virtualshareholdermeeting.com/QLYS2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:x PAGE 1OF 2 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: 1. Election of Director Nominees 01) Wendy M. Pfeiffer 02) John Zangardi For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 2 0000000000 The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To ratify the appointment of Grant Thornton LLP as Qualys, Inc.’s independent registered public accounting firm for its fiscal year ending December 31, 2023. 3. To approve, on an advisory and non-binding basis, the compensation of Qualys, Inc.’s named executive officers as described in the Proxy Statement. NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof. 0000607083_1R1.0.0.6 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX]Date JOB # Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com QUALYS, INC. Annual Meeting of Stockholders June 7, 2023, 11:00 AM Pacific Time This proxy is solicited by the Board of Directors The undersigned stockholder hereby appoints Joo Mi Kim and Bruce K. Posey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QUALYS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held online at 11:00 AM PDT on June 7, 2023, via live webcast at www.virtualshareholdermeeting.com/QLYS2023, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendatioss